
                                                                    EXHIBIT 99.1
                        AGREEMENT OF PURCHASE AND SALE

                                 BY AND BETWEEN

          EXBER, INC., UNION PLAZA HOTEL AND CASINO, INC., UNION PLAZA

                 OPERATING COMPANY, INC. AND GAUGHAN SOUTH CORP.

                                   ("SELLER")

                                       AND

                               BARRICK CORPORATION

                                  ("PURCHASER")
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                                TABLE OF CONTENTS

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
ARTICLE 1. PARTICULAR TERMS AND DEFINITIONS ..................................................................   10

ARTICLE 2. PURCHASE AND SALE OF AND DESCRIPTION OF ASSETS ....................................................   18

     2.1 PURCHASE AND SALE ...................................................................................   18

     2.2 DESCRIPTION OF ASSETS ...............................................................................   18

     2.3 DESCRIPTION OF GAMING ASSETS ........................................................................   24

     2.4 DESCRIPTION OF EXCLUDED ASSETS ......................................................................   25

     2.5 OPTION AND RIGHT OF FIRST REFUSAL TO ACQUIRE ASSETS OF EL CORTEZ HOTEL & CASINO .....................   27

ARTICLE 3. CONTRACTS AND LIABILITIES TO BE ASSUMED ...........................................................   27

     3.1 CONTRACTS ...........................................................................................   27

     3.2 ASSUMED LIABILITIES AND RETAINED LIABILITIES ........................................................   30

     3.3 REQUIRED CONSENTS ...................................................................................   32

ARTICLE 4. EXCLUDED CONTRACTS AND OTHER EXCLUDED LIABILITIES..................................................   33

     4.1 NO INDIVIDUAL EMPLOYMENT CONTRACTS ASSUMED ..........................................................   33

     4.2 NO OTHER LIABILITIES ASSUMED ........................................................................   34

ARTICLE 5. PURCHASE PRICE ....................................................................................   38

     5.1 TOTAL PURCHASE PRICE ................................................................................   38

     5.2 [INTENTIONALLY OMITTED]..............................................................................   38

     5.3 PAYMENT OF ASSETS PURCHASE PRICE AND GAMING ASSETS PURCHASE PRICE ...................................   38

     5.4 LIQUIDATED DAMAGES ..................................................................................   41
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     5.5 DISBURSEMENT OF ASSETS PURCHASE PRICE AND THE GAMING ASSETS PURCHASE PRICE ..........................   41

     5.6 ALLOCATION OF ASSETS PURCHASE PRICE .................................................................   42

     5.7 STAND STILL DEPOSIT AND EVENTS RESULTING IN REFUND TO PURCHASER .....................................   42

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER ..........................................................   45

     6.1 SELLER'S REPRESENTATIONS AND WARRANTIES .............................................................   45

     6.2 DISCOVERY DURING INVESTIGATION ......................................................................   42

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER .......................................................   58

ARTICLE 8. TITLE INSURANCE ...................................................................................   60

     8.1 TITLE POLICIES AND EXCEPTIONS .......................................................................   60

     8.2 TITLE POLICY PREMIUMS ...............................................................................   64

     8.3 SURVEY ..............................................................................................   64

ARTICLE 9. CONDUCT OF BUSINESSES PRIOR TO CLOSING ............................................................   64

     9.1 SELLER'S CONDUCT ....................................................................................   65

     9.2 OPERATING RESTRICTIONS ..............................................................................   66

     9.3 INSURANCE ...........................................................................................   68

ARTICLE 10. OTHER OBLIGATIONS ................................................................................   68

     10.1   ACCESS: OBSERVERS: CONFIDENTIALITY ...............................................................   68

     10.2   NO CONTROL .......................................................................................   70

     10.3   HART-SCOTT-RODINO FILING .........................................................................   71

     10.4   COOPERATION ......................................................................................   71

     10.5   FINANCIAL INFORMATION ............................................................................   72

     10.6   GAMING AND LIQUOR LICENSE ........................................................................   72
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     10.7   BULK TRANSFER COMPLIANCE .........................................................................   74

     10.8   ACCESS TO REAL ESTATE ............................................................................   74

     10.9   NOTICES OF GOVERNMENTAL ACTION ...................................................................   74

     10.10  HAZARDOUS SUBSTANCE ..............................................................................   75

     10.11  SECURITY DEPOSIT .................................................................................   76

     10.12  CERTIFICATES OF INSPECTION .......................................................................   76

     10.13  TRANSFER OF TELEPHONE NUMBERS ....................................................................   76

     10.14  ESTOPPEL CERTIFICATES ............................................................................   77

     10.15  GAMING TAXES .....................................................................................   77

     10.16  [INTENTIONALLY OMITTED] ..........................................................................   77

     10.17  ENVIRONMENTAL REMEDIATION ........................................................................   77

     10.18  ENVIRONMENTAL SURVEY .............................................................................   78

ARTICLE 11. CONDITIONS TO CLOSING ............................................................................   78

     11.1   PURCHASER'S CONDITIONS ...........................................................................   78

     11.2   FAILURE OF PURCHASER'S CONDITIONS ................................................................   82

     11.3   SELLER'S CONDITIONS ..............................................................................   83

     11.4   FAILURE OF SELLER'S CONDITIONS ...................................................................   86

     11.5   SELLER'S FAILURE OF CERTAIN CONDITIONS DURING INSPECTION PERIOD ..................................   83

     11.6   FAILURE OF CERTAIN OF SELLER'S REPRESENTATIONS AND WARRANTIES BETWEEN
            AUGUST ___,2003 AND THE TRANSFER TIME ............................................................   86

ARTICLE 12. ESCROW ...........................................................................................   87

ARTICLE 13. CLOSING ..........................................................................................   87

     13.1   TIME: LOCATION ...................................................................................   87
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     13.2   RECORDATION OF DEEDS .............................................................................   89

     13.3   SELLER'S DELIVERY TO PURCHASER ...................................................................   89

     13.4   SELLER'S DELIVERIES TO ESCROWEE ..................................................................   91

     13.5   PURCHASER'S DELIVERIES TO ESCROWEE ...............................................................   91

     13.6   PURCHASER'S DELIVERIES TO SELLER .................................................................   92

     13.7   TRANSFER OF POSSESSION ...........................................................................   92

     13.8   TRANSFER OF LIQUOR ASSETS ........................................................................   92

ARTICLE 14. PRORATIONS, ALLOCATIONS, ADJUSTMENTS AND CLOSING COSTS ...........................................   93

     14.1   PRO-RATIONS AND ALLOCATIONS ......................................................................   93

     14.2   PRORATION DISPUTES ...............................................................................   97

ARTICLE 15. DEFAULT ...........................................................................................  98

     15.1   PURCHASER'S REMEDIES .............................................................................   98

     15.2   NOTICE OF SELLER'S BREACH; RIGHT TO CURE .........................................................   99

     15.3   SELLER'S REMEDIES ................................................................................  101

     15.4   NOTICE OF PURCHASER'S BREACH; RIGHT TO CURE ......................................................  101

ARTICLE 16. RECEIVABLES: COLLECTION OF CHIPS AND TOKENS ......................................................  102

     16.1   COLLECTION OF CHIPS AND TOKENS ...................................................................  102

     16.2   COLLECTION OF RECEIVABLES ........................................................................  103

ARTICLE 17. BAGGAGE AND SAFE DEPOSITS ........................................................................  103

     17.1   BAGGAGE ..........................................................................................  103

     17.2   SAFE DEPOSITS ....................................................................................  104

     17.3   VALET PARKING ....................................................................................  104
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ARTICLE 18. LOSS BY FIRE OR OTHER CASUALTY: CONDEMNATION .....................................................  104

     18.1   FIRE OR OTHER CASUALTY: CONDEMNATION .............................................................  104

     18.2   MATERIAL DAMAGE ..................................................................................  102

ARTICLE 19. FINANCIAL RECORDS OF THE BUSINESSES ..............................................................  106

     19.1   MAINTENANCE OF BOOKS AND RECORDS .................................................................  106

     19.2   PURCHASER FINANCIAL SUPPORT SERVICES .............................................................  106

     19.3   SELLER FINANCIAL SUPPORT SERVICES ................................................................  107

ARTICLE 20. ADVISORS'. BROKERS' OR FINDERS' FEES .............................................................  107

     20.1   PURCHASER ........................................................................................  107

     20.2   SELLER ...........................................................................................  108

ARTICLE 21. ADDITIONAL POST-CLOSING COVENANTS ................................................................  108

     21.1   COOPERATION, RETENTION OF RECORDS ................................................................  108

     21.2   USE OF INTANGIBLE PROPERTY .......................................................................  109

     21.3   ASSISTANCE WITH COMPUTER SYSTEMS .................................................................  109

ARTICLE 22. EMPLOYEE AND EMPLOYEE BENEFIT MATTERS ............................................................  109

     22.1   TERMINATION OF SELLER'S EMPLOYEES AT TRANSFER TIME ...............................................  106

     22.2   SELLER'S INDEMNITY RELATED TO EMPLOYEE WAGE CLAIMS ...............................................  108

     22.3   SELLER'S INDEMNITY RELATED TO OTHER EMPLOYEE RELATED CLAIM .......................................  109

     22.4   PURCHASER'S EMPLOYMENT OF NEW EMPLOYEES ..........................................................  109

     22.5   [INTENTIONALLY OMITTED.]..........................................................................  111

     22.6   PENDING LABOR ARBITRATIONS AND GRIEVANCES OF SELLER ..............................................  111

ARTICLE 23. MISCELLANEOUS ....................................................................................  117

     23.1   ENTIRE AGREEMENT .................................................................................  117
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     23.2   NOTICES ..........................................................................................  117

     23.3   GOVERNING LAW ....................................................................................  118

     23.4   SURVIVAL .........................................................................................  118

     23.5   SUCCESSORS AND ASSIGNS ...........................................................................  119

     23.6   CLOSING COSTS ....................................................................................  120

     23.7   ATTORNEYS' FEES ..................................................................................  120

     23.8   NO PARTY DEEMED DRAFTER ..........................................................................  120

     23.9   AMENDMENTS .......................................................................................  120

     23.10  TIME OF THE ESSENCE ..............................................................................  120

     23.11  FURTHER ASSURANCES ...............................................................................  121

     23.12  HEADINGS .........................................................................................  121

     23.13  NON-WAIVER .......................................................................................  121

     23.14  NO THIRD PARTY BENEFITTED ........................................................................  121

     23.15  LIMITED ASSUMPTION OF SELLER'S LIABILITIES .......................................................  121

     23.16  INDEMNIFICATION ..................................................................................  122

     23.17  KNOWLEDGE ........................................................................................  125

     23.18  PUBLICITY ........................................................................................  126

     23.19  COUNTERPARTS .....................................................................................  126

     23.20  SEVERABILITY .....................................................................................  126

     23.21  SCHEDULES ........................................................................................  126

     23.22  EXECUTION BY BOTH PARTIES ........................................................................  126

     23.23  PROCEDURES FOR ESTIMATING OF COSTS OF WORK .......................................................  127

     23.24  CONFIDENTIALITY ..................................................................................  127
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ARTICLE 24. MEMORANDUM .......................................................................................  128
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         THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made and entered into as of the 6th day of December, 2002, by and between Exber, Inc., Union
Plaza Hotel and Casino, Inc. Union Plaza Operating Company and Gaughan South
Corp., all Nevada corporations, and Barrick Corporation, a Nevada corporation, its Assignees or Designees with reference to the following facts:

         A.       Exber, Inc (which also does business under the name Western
Hotel & Casino, Ambassador Hotel and Las Vegas Club & Casino)., Union Plaza
Hotel and Casino, Inc., Union Plaza Operating Company and Gaughan South Corp.
(which also does business under the name Gold Spike Hotel & Casino) (hereinafter collectively "Seller") are the owners of the Total Assets (as hereinafter defined).

         B. Seller desires to sell to Barrick Corporation, its Assignees or Designees (collectively "Purchaser"), and Purchaser desires to purchase from Seller, the Total Assets on the terms and conditions set forth herein.

         NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual covenants and agreements herein set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. PARTICULAR TERMS AND DEFINITIONS.

         As used in this Agreement, the following terms shall have the respective meanings indicated opposite each of them. Certain other capitalized terms are defined where they appear in this Agreement:

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"Accountant"                         The accounting firm of Conway, Stuart &
                                     Woodbury.

"Advances"                           As defined in Section 14.1(c) hereof.
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
"Advance Bookings"                   All blocks and reservations for
                                     individuals, groups or conventions for
                                     rooms, convention and/or recreational
                                     facilities confirmed at commercially
                                     reasonable rates and made in the ordinary
                                     course of business.

"Agreement"                          This entire Agreement of Purchase and Sale
                                     together with all Schedules, all of which
                                     shall be deemed part hereof by reference
                                     and incorporation herein.

"Assets"                             As defined in Section 2.1 hereof.

"Assets Purchase Price"              As defined in Section 5.1 hereof.

"Assets Purchase Price Balance"      As defined in Section 5.3(a)(ii) hereof.

"Assignees or Designees"             Any one or more of the subsidiaries or
                                     affiliates which Barrick controls to which
                                     Barrick assigns any or all of its rights
                                     and obligations under this Agreement.
                                     Control as used herein shall mean not less
                                     than 51% ownership of the entity's equity
                                     and voting rights (but only if such
                                     percentage is adequate to control the day
                                     to day operations and elect a majority of
                                     the entity's governing body, and if not,
                                     such greater percentage necessary to do
                                     so).

"Assumed Contracts"                  As defined in Section 3.1(a) hereof.

"Benefit Plans"                      As defined in Section 6.1(s)ii hereof.

"Businesses"                         The businesses operated as hotel casinos
                                     and known as Las Vegas Club Hotel & Casino,
                                     Plaza Hotel & Casino, Gold Spike Hotel &
                                     Casino, and Western Hotel & Casino,
                                     including the Ambassador Hotel and the real
                                     properties shown on Schedule 2.2(a)(i)
                                     attached hereto.

"Business Day"                       Any day other than a Saturday, a Sunday or
                                     a day on which banking institutions in Las
                                     Vegas, Nevada are authorized by law to
                                     close.

"Business Premises"                  The real property identified in EXHIBIT A
                                     hereto.

"CERCLA"                             Comprehensive Environmental Response,
                                     Compensation and Liability Act of 1980, 42.
                                     U.S.C. Sections 9601 et. seq. as now or
                                     hereafter amended.

"Claim"                              As defined in Section 23.16(c).
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"Closing"                            As defined in Section 13.1(a) hereof.

"Closing Date"                       As defined in Section 13.1(c) hereof.

"Closing Extension Fee"              As defined in Section 13.1(c) hereof.

"COBRA" The Consolidated Omnibus Reconciliation Act of 1986, 29 U.S.C. Sections 1161 to 1167.

"Code"                               The Internal Revenue Code of 1986 as
                                     amended.

"Computer Hardware"                  As defined in Section 2.2(j) hereof.

"Computer Software"                  As defined in Section 2.2(j) hereof.

Consumables                          Products used in the operation of the
                                     Businesses that are regularly consumed and
                                     are required to be replaced on a periodic
                                     basis, including but not limited to, food,
                                     beverages, liquor, paper products,
                                     toiletries, glassware, china and flatware,
                                     and items held for resale to customers or
                                     as awards or prizes for patrons.

"Deeds" Collectively, the grant, bargain and sale deeds to be delivered pursuant to Article
                                     13 hereof and as defined in Section 2.2(a) hereof.

"Deposit"                            As defined in Section 5.3(a)(i) hereof.

"Disclosed Agreements"               As defined in Section 6.1(j) hereof.

"Effective Date"                     The date this Agreement is finally executed
                                     by all parties hereto.

"El Cortez Assets"                   The property identified in Schedule 2.4(d)
                                     hereto. (Schedule 6 & Ex. D of LOI) Casino.

"Environmental Engineer"             As defined in Section 10.18 hereof.

"Environmental Issues"               A condition that is a violation of any
                                     Hazardous Waste Laws, is a Hazardous
                                     Substance which is required to be
                                     remediated by law or friable or non-friable
                                     asbestos.

"Environmental Report"               As defined in Section 10.18 hereof.

"Escrow"                             As defined in Article 12 hereof.
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"Escrowee"                           Nevada Title Company, a Nevada corporation
                                     and/or United Title Company, a Nevada
                                     corporation as applicable to the particular
                                     parcels of Real Estate at the discretion of
                                     Seller.

"Exber"                              As defined in Section 6.1(a).

"Exceptions"                         As defined in Section 8.1(a) hereof.

"ERISA"                              Employee Retirement Income Security Act of
                                     1974, as amended.

"Excluded Assets"                    As defined in Section 2.4 hereof.

"Failed Condition Matter"            As defined in Section 15.2(a) hereof.

"Gaming Assets"                      As defined in Section 2.3 hereof.

"Gaming Assets Purchase Price"       As defined in Section 5.3(b) hereof.

"Gaming Equipment"                   "Associated equipment" as defined in NRS
                                     Section 463.136; "gaming devices" as
                                     defined in NRS Section 463.155; gaming
                                     tables; keno and sports book furniture and
                                     equipment; and all other equipment and
                                     paraphernalia used in the conduct of gaming
                                     on the Business Premises except those
                                     assets owned by Coast Casinos relating to
                                     the Sports Book at the Plaza Casino as
                                     identified in EXHIBIT B.

"Gaming Licenses"                    As defined in Section 10.6 hereof.

"Gaming Receivables"                 Receivables comprised of gaming obligations
                                     as described in Nevada law.

"Gaughan"                            As defined in Section 6.1(e) hereof.
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"Hazardous Substance"                Those substances, chemicals and mixtures
                                     defined as "hazardous substances",
                                     "hazardous materials", "toxic substances",
                                     "imminently hazardous chemical substance or
                                     mixture", "pesticide", "heavy metal",
                                     "hazardous air pollutant", "toxic
                                     pollutant", "solid waste", "hazardous
                                     waste", "medical waste" or "radioactive
                                     waste" in the Toxic Substance Control Act,
                                     15 U.S.C. Section 2601 et. seq., CERCLA,
                                     RCRA, the Federal Hazardous Substances Act,
                                     15 U.S.C. Section 1261 et. seq., the
                                     Federal Water Pollution Control Act, 33
                                     U.S.C. Section 1251 et. seq., the Clean Air
                                     Act, 42 U.S.C. Section 7401 et. seq., the
                                     Federal Insecticide, Fungicide, and
                                     Rodenticide Act, 7 U.S.C. Section 136 et.
                                     seq., the Emergency Planning and Community
                                     Right to Know Act of 1986, 42 U.S.C.
                                     Section 11001 et. seq., the Occupational
                                     Safety and Health Act of 1970, 29 U.S.C.
                                     Section 651 et. seq., the Hazardous
                                     Materials Transportation Act, 49 U.S.C.
                                     Section 1801 et. seq., and the rules,
                                     orders and regulations now in effect or now
                                     promulgated and effective hereafter
                                     pursuant to each respective law listed
                                     above; those substances defined as
                                     "hazardous waste", "radioactive waste",
                                     "solid waste", "toxic waste", "pollutant",
                                     "hazardous material", "regulated
                                     substance", "asbestos", or "asbestos
                                     containing material" in NRS ch. 459, NRS
                                     ch. 444, NRS ch. 445, NRS Sections
                                     618.750-618.850, inclusive, NRS Section
                                     477.45, or in the regulations now existing
                                     pursuant thereto, or in the Uniform Fire
                                     Code, 1991 edition; those substances listed
                                     in the United States Department of
                                     Transportation table (49 CFR 172.101 and
                                     amendments thereto) or by the Environmental
                                     Protection Agency (or any successor agency)
                                     as hazardous substances (40 CFR Part 302
                                     and amendments thereto); petroleum and
                                     petro-chemical products; and such other
                                     substances, materials and wastes which are
                                     classified as hazardous or toxic under
                                     federal, state or local laws or
                                     regulations.

"Hazardous Waste Laws"               Any law, statute, ordinance, or regulation
                                     pertaining to Hazardous Substances
                                     including, but not limited to, CERCLA,
                                     RCRA, and NRS ch. 459, NRS ch. 444, NRS ch.
                                     445, NRS Sections 618.750-618.850, inclusive,
                                     and NRS Section 477.45 (1989), or the Uniform
                                     Fire Code, 1991 edition.

"HSR Act"                            As defined in Section 10.3 hereof.

"Indemnitor"                         As defined in Section 23.16(c) hereof.

"Inspection Period"                  The 120 day period following the Effective
                                     Date.
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"Intangible Property"                As defined in Section 2.2(g) hereof.

"Inventoried Baggage"                As defined in Section 17.1 hereof.

"Laws                                As defined in Section 6.1(p) hereof.

"Leases"                             As defined in Section 3.1(a) (vi) hereof.

"Letter of Intent"                   That certain letter of intent between
                                     Purchaser and Seller executed as of August
                                     7, 2002 by Seller pertaining to the
                                     transaction described herein which is dated
                                     July 25, 2002.

"Liquor Assets"                      Unopened alcoholic beverages located on the
                                     Business Premises as of the Date of
                                     Closing.

"Liquor Licenses"                    As defined in Section 10.6 hereof.

"Liquor Wholesaler"                  A wholesale liquor distributor, licensed to
                                     do business in the City of Las Vegas,
                                     Nevada selected by Purchaser for the
                                     purpose of transferring the Liquor Assets
                                     from Seller to Purchaser.

"Material Adverse Effect"            Any event or circumstance that is
                                     reasonably likely to be materially adverse
                                     to the Businesses collectively or any one
                                     of them individually, or to materially and
                                     adversely affect the value of the
                                     Businesses, or any of them individually,
                                     except for circumstances or events, (a)
                                     whose affect is not likely to last beyond
                                     the Closing; (b) affecting the downtown Las
                                     Vegas hotel and/or casino business
                                     generally; or (c) arising from actions
                                     required to be taken by Seller pursuant to
                                     this Agreement or in accordance with
                                     instructions from, or with the consent of,
                                     Purchaser.

"Nevada Gaming Authorities"          As defined in Section 4.2(e) hereof.

"Non-Compliance Matter"              As defined in Sections 15.2(a) and 15.4(a)
                                     hereof.

"Non-Compliance Notice"              As defined in Sections 15.2(a) and 15.4(a)
                                     hereof.

"NRS"                                Nevada Revised Statutes.

"Permitted Title Exceptions"         As defined in Section 8.1(a) hereof.

"Personal Property"                  As defined in Section 2.2(e) hereof.
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"Pro-rations"                        As defined in Section 14.1(j) hereof.

"Proxy Deposit"                      As defined in Section 5.2 (a)(ii) hereof.

"Purchaser"                          As defined on page 1 hereof.

"Purchaser Indemnitee"               As defined in Section 23.16(a) hereof.

"Purchaser's Conditions"             As defined in Section 11.1 hereof.

"Purchaser's Default"                As defined in Section 15.4(d) hereof.

"RCRA"                               Resource Conservation and Recovery Act of
                                     1976, 42 U.S.C. Sections 6901 et. seq. as hereafter amended.

"Real Estate"                        As defined in Section 2.2(a) hereof.

"Receivables"                        All of Seller's accounts receivable, notes
                                     receivable, Gaming Receivables, any tenant
                                     receivables and guest ledger receivables
                                     except the following: Gold Spike Ambassador
                                     East Receivable Account #1103.09, Gold
                                     Spike Misc. Receivable Account # 1103.20,
                                     Gold Spike Note Receivable - Ann Meyers
                                     Account #1104.01, Las Vegas Club - Exber,
                                     Inc. d/b/a El Cortez Hotel Account #
                                     2401.04, Insurance Claims receivables to
                                     the extent Seller agrees to repair or
                                     replace any damage or loss which is the
                                     subject of a retained insurance claims
                                     receivable and any liability relating
                                     thereto which is not assumed by Purchaser,
                                     and El Cortez Intracompany accounts listed
                                     in Schedule 2.4(k).

"Recording Instructions"             As defined in Section 5.5 hereof.

"Retained Liabilities"               As defined in Section 4.2(g) hereof.

"Seller"                             As defined on page 1 hereof.

"Seller Indemnitee"                  As defined in Section 23.16(b) hereof.

"Seller's Conditions"                As defined in Section 11.3 hereof.

"Seller's Default"                   As defined in Section 15.2(g) hereof.

"Seller Water Permits"               As defined in Section 2.2(d) hereof.
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
"Spill"                              A discharge, uncontrolled loss, seepage or
                                     filtration of oil or petroleum or Hazardous
                                     Substance at, upon, under or within the
                                     Real Estate.

"Standstill Deposit"                 The $160,000 paid into Escrow by Purchaser
                                     at the time of signing the Letter of
                                     Intent.

"Star"                               Any performer who is a party to a Star
                                     Agreement.

"Star Agreements"                    All those agreements, if any, with Seller
                                     whereby a recognized star agrees to perform
                                     at the Real Estate for compensation which
                                     includes stock or stock options.

"Start Date"                         As defined in Section 23.23 hereof.

"Survey"                             As defined in Section 8.3 hereof.

"Tax"                                Any income, gross receipts, sales, use,
                                     real estate, ad valorem, transfer,
                                     franchise, withholding, payroll,
                                     employment, excise, severance, occupation, premium or property tax or other like assessment or charge of any kind whatsoever, together with any interest, penalty or other additional amount imposed by any taxing authority.

"Tax Return"                         Any Tax return, report or form.

"Title Date"                         As defined in Section 8.1(a) hereof.

"Title Insurer"                      As defined in Section 8.1(g) hereof.

"Title Non-compliance Matter"        As defined in Section 8.1(f) hereof.

"Title Policies"                     As defined in Section 8.1(g) hereof.

"Title Reports"                      As defined in Section 8.1(a) hereof.

"Total Assets"                       The Assets and the Gaming Assets.

"Transfer Time"                      As defined in Section 13.1(a) hereof.

"Union Contracts"                    As defined in Section 6.1(s) (i) hereof.

"Union Plaza"                        As defined in Section 6.1(c) hereof.

"Utilities"                          As defined in Section 4.2(c) hereof.

"WARN Act"                           Worker Adjustment and Retraining and
                                     Notification Act, 29 U.S.C. Sections 2101,
                                     et. Seq.

ARTICLE 2.  PURCHASE AND SALE OF AND DESCRIPTION OF ASSETS.

         2.1 Purchase and Sale. Subject to the terms and provisions of this Agreement, Seller shall grant, bargain, sell, convey, transfer and assign to Purchaser, Purchaser's Assignees or Designees at the Closing free and clear of all liens and encumbrances (except as otherwise expressly permitted herein), and Purchaser, Purchaser's Assignees or Designees shall purchase from Seller, all of the assets owned and used by Seller (including its parent and their respective divisions and affiliates) constituting, associated with or used in the conduct of the Businesses, except the Excluded Assets of Seller (all of said non-excluded assets, other than the Gaming Assets, being hereinafter collectively referred to as the "Assets"), including, without limitation, those items described in Section 2.2 hereof. Subject to the terms and provisions of this Agreement, Seller shall also sell, convey, transfer and assign to Purchaser at the Closing and Purchaser shall purchase from Seller all of the Gaming Assets, as described in Section 2.3 hereof, free and clear of liens and encumbrances (except as otherwise expressly permitted herein).

         2.2 Description of Assets. The term Assets shall include, but not be limited to, all of the tangible and intangible assets owned by Seller and used or usable in connection with the ownership or operation of the Businesses existing as of the Effective Date whether or not such assets are located on or about the Real Estate, as augmented or diminished subject to Section 9.2 hereof in the ordinary course of the operation of the Businesses between the Effective Date and the Transfer Time (except the Excluded Assets and Gaming Assets), including without limitation:

                           (a) fee simple title to all that real property owned by Seller located in the City of Las Vegas, County of Clark, State of Nevada, and legally described on Schedule 2.2(a) (i) hereto, together with all buildings, improvements and fixtures (other than such fixtures which are leased and are listed on Schedule 2.2(a) (ii)) located thereon, and all of Seller's right, title and interest in and to all hereditaments and rights appurtenant thereto, including (i) any mineral, oil, gas, and water rights or interests and air rights on or under said real property, if any; (ii) any easements or rights of way pertaining to or benefiting said real property; and (iii) any interest in streets, alleys, advantages, and any strips or gores appurtenant thereto, and to the extent included within the perimeter boundaries of said real estate (collectively, the "Real Estate") subject to the Permitted Exceptions will be conveyed by Grant, Bargain and Sale Deed ("Deeds");

                           (b) all of Seller's right, title and interest in and to any development rights, if any, appurtenant to the Real Estate.;

                           (c) all of Seller's right, title and interest in and to all files relating to the Businesses stored both at the Businesses' locations and at sites or locations other than at the Businesses' locations, however, to the extent the information contained in these files is pertinent to the business operations of Seller in its businesses not being sold hereunder or the assets not transferred or the liabilities not assumed, Seller shall be entitled to retain copies of the transferred files and the interest conveyed to Purchaser will not be exclusive;

                           (d) all of Seller's right, title and interest in and to all rights existing under any State of Nevada water appropriation certificates and/or permits held by

                  Seller or any parent, affiliate or subsidiary of Seller which relate to the Real Estate (collectively, the "Seller Water Permits"). Copies of the Seller Water Permits, if any, and copies of the State of Nevada water appropriation permits, if any, are attached as Schedule 2.2(d);

                           (e) all of Seller's right, title and interest in and to all non-gaming personal property owned by Seller and used or usable in the Businesses, including but not limited to, all office, hotel, casino, showroom, restaurant, bar, convention, meeting and recreational furniture, rugs and carpeting, pictures and art work, fixtures, furnishings, appliances, televisions, equipment, heating and cooling equipment and systems, telephone equipment and systems, maintenance equipment, fittings, tools, fuel, signs and signage, public relations pamphlets, supplies, consumable items (including, without limitation, all liquor as may be allowed, food and beverage and paper goods, cleaning supplies and operating supplies), uniforms, utensils, chinaware, glassware, silverware, office supplies, Advance Bookings (including advance deposits with respect thereto) without regard to the physical location of such personal property (collectively, the "Personal Property") and all warranties and maintenance agreements relating to such Personal Property;

                           (f) all of Seller's right, title and interest in and to any plans, specifications, drawings, renderings and estimates with respect to the Real Estate, including, without limitation, any pending or contemplated expansion, renovation, remodeling or improvement of the Assets, if and to the extent transferable, and assignable and relinquishable licenses, warranties, certificates and permits relating to the Assets and/or the Businesses;

                           (g) all of Seller's right, title and interest in and to any and all copyrights, trademarks, trade names, service marks, displays, symbols, color arrangements, designs and logos relating to and/or used in the ownership, use and/or operation of the Businesses and/or the Total Assets, if any, all those certain federal and state trademarks and fictitious firm names for which certificates exist, copies of which certificates are attached hereto as Schedule 2.2(g), any other use by Seller or its parent, subsidiaries or affiliates of any of the names or forms of the names of the Businesses and/or the portions of the Businesses' names either alone or in conjunction with the words "Hotel," "Casino," "Hall," "Motel", "Saloon" or "Gambling Club" or any form or variation thereof, if any, telephone numbers relating to the Businesses, except as provided in Section 10.13 hereof, or to products sold or distributed by the Businesses, all existing forms, stationery and other disposables bearing the name or names of the Businesses and/or any of their logos and any variations thereof, and other names, words or devices and related applications and registrations, all internet web sites, domain names, registrations, web page designs, hosting agreements, maintenance agreements, if any, except as otherwise provided herein, and all other intangible property and/or rights, and all goodwill associated therewith, directly or indirectly relating thereto and/or used in the ownership, use and/or operation of the Businesses and/or the Total Assets (collectively, the "Intangible Property") unless Seller's rights and interest therein arose from a license or other permissive use agreement with a third party which strictly prohibits the sub-licensing or other type of transfer to the Purchaser unless such prohibition can be avoided by obtaining the consent of such third party owner as provided in Section 3.3 hereof. Excluded from the Intangible Property being sold to and purchased by Purchaser shall be the ongoing use of the names "Jackie Gaughan" or "Mel Exber." It is agreed between the parties that Purchaser shall be entitled to continue to use until fully depleted, Consumables on which the name "Jackie Gaughan" appears. As to supplies which are not ordinarily consumed, Purchaser shall have a reasonable period of time following Closing to remove, dispose of, or obliterate the name "Jackie Gaughan" from such Assets or the Business Premises. In furtherance of the provisions contained in this
                  Section 2.2(g), Purchaser is granted a temporary non-exclusive license for such uses of the name "Jackie Gaughan" as allowed herein. The parties hereto further agree that they shall enter into a separation agreement relating to the internet web sites and related Intangible Property as soon as is practicable but in no event shall the failure to have executed such an agreement be cause to delay or forego Closing; not withstanding anything contained herein to the contrary, and subject to Gaming Authority approval, Purchaser agrees that within 2 days of the Transfer Time, it shall deliver to Seller all playing cards, tokens and chips that bear the name "Jackie Gaughan;"

                           (h) all of Seller's right, title and interest in and to all benefits arising after the Transfer Time, if any, of contracts included in the Assumed Contracts;

                           (i) all of Seller's right, title and interest in and to copies of all customer lists, player lists, originals of all credit records and files relating to the

                  Businesses and the patrons thereof (in the possession or control of Seller and/or its parents and/or their respective divisions and affiliates), however, to the extent the information contained in these files is pertinent to the business operations of Seller in its businesses not being sold hereunder, Seller shall be entitled to retain copies of such files and the interest conveyed to Purchaser will not be exclusive;

                           (j) all of Seller's right, title and interest in and to (i) computer hardware used or usable in connection with the Businesses or the Total Assets except as otherwise excluded pursuant to Section 2.4(c), ("Computer Hardware");
                  (ii) except as provided in Section 2.4(c), all computer software used or usable in connection with the Businesses or the Total Assets, if and to the extent transferable, including, without limitation, all source codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases, including, without limitation, all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records, together with any and all updates and modifications of all of the foregoing (the "Computer Software") and (iii) all copyrights related to the Computer Software, if and to the extent owned by Seller and transferable;

                           (k) all of Seller's right, title and interest to the motor vehicles used in the operation of the Businesses. Set forth on Schedule 2.2(k) is a description of such motor vehicles, their vehicle identification numbers and whether or not they are owned or leased;

                           (l) Seller's customer accounts receivables for all amounts owed to Seller pro-rated as of Closing and except as such are included in the Excluded Assets;

                           (m) all Seller's right, title and interests in any and all leases, whether as lessee or lessor, including, but not limited to, all capital leases, real estate leases, equipment leases and tangible personal property leases as well as all conditional sales contracts, except as otherwise excluded in this Agreement;

                           (n)      all Seller's sports memorabilia and
                  collectibles located in or on the Las Vegas Club property as of the Closing Date;

                           (o) all Seller's rights and interests in all telephone numbers relating to the Businesses and listings for same;

                           (p) all Seller's trade organization memberships and board seats to the extent they are transferable or assumable;

                           (q) all Gaming Assets except those specifically excluded as hereinafter provided.

         2.3 Description of Gaming Assets. As used herein, the term "Gaming Assets" shall mean and refer to all Gaming Equipment owned by Seller, its parents and their respective divisions and affiliates and used or usable in connection with the ownership or operation of the Businesses existing as of the date hereof and located on or about the Real Estate. Further Purchaser shall have the right to inspect Gaming Equipment not located on the Business Premises but stored in the Exber, Inc. warehouse facilities within ten (10) days prior to the Closing Date and Purchaser may elect to have included in the Gaming Assets being acquired hereunder any equipment identified as being previously used in the operation of the Businesses.

All Gaming Assets described herein shall be as augmented or diminished in the ordinary course of Seller's business pursuant to Section 9.2 of this Agreement between the Effective Date and the Transfer Time. Purchaser agrees that in the event it elects to include in the Gaming Assets equipment located in an Exber, Inc. warehouse, its relocation shall be at Purchaser's expense.

         2.4 Description of Excluded Assets. Seller shall not sell, convey, transfer or assign to Purchaser, and Purchaser shall not purchase or acquire from Seller, any of the following assets, which shall remain the sole and exclusive property of Seller (collectively, the "Excluded Assets"):

                           (a) all original taxpayer copies of tax returns and original supporting schedules and documents of Seller and all refunds, claims, entitlements or liabilities for income taxes or other taxes of any type whatsoever which Seller may hereafter receive or be responsible for by reason of its ownership of the Assets or operation of the Businesses;

                           (b) all of Seller's cash on hand and/or on deposit in banks or other financial institutions, cash equivalents, coins, trade deposits, Casino cage, slot banks, coin/cash/ticket redemption machines, letters of credit, certificates of deposit, prepaid accounts and deposits, whether or not such assets relate to the Seller's ownership of Assets and/or the operation of the Business except as provided in Section 14.1;

                           (c) the computer software and hardware used in the operation of the Western Hotel & Casino, the Gold Spike Hotel & Casino and, in part, the Las Vegas Club Hotel & Casino and Union Plaza Hotel & Casino to the extent such are utilized in the operation of the El Cortez Hotel & Casino and as identified in Schedule 2.4(c);

                           (d) the business assets of Exber, Inc. used exclusively in the operation of the El Cortez Hotel & Casino and Ogden Hotel as specifically set forth in Schedule 2.4(d) except as provided in Section 2.5, or those assets not associated with or used in the Businesses, however Seller acknowledges its obligations to transfer the real property identified in Schedule 2.2(a)(i);

                           (e) all life insurance policies purchased by Seller;

                           (f) all directors' and officers' liability policies purchased by Seller;

                           (g) all policies of liability, casualty, or property insurance issued to Seller as of the Closing Date ;

                           (h) to the extent Purchaser does not assume liabilities relating to any of Seller's employee benefit plans, the assets of such plans;

                           (i) all Seller's corporate minute books and any books or records pertaining exclusively to assets owned by Seller which are not sold or transferred to Purchaser;

                           (j) all rights of Seller to payments from insurance for events happening or matters occurring prior to Closing to the extent any damage for which coverage is sought has been fully repaired to Purchaser's reasonable satisfaction, otherwise such insurance receivable shall be assigned to Purchaser;

                           (k) all Seller's intercompany or intracompany liabilities and all Exber, Inc. d/b/a El Cortez Hotel & Casino receivables held by Seller as identified in Schedule 2.4(k);

                           (l)      all those assets of Seller listed in
                  Schedule 2.4(l) (Schedule 2,3,4 & 5 of the LOI) as to which the account number has been struck through (Sch. 2,3,4) or which is identified as Seller's Property/Liability (Schedule
                  5);

                           (m) all tokens, playing cards or chips bearing the name "Jackie Gaughan;"

                           (n) any right to use the name "Jackie Gaughan" except as provided in Section 2.2(g); and

                           (o) the personal property identified in Schedule 2.4(o).

         2.5 Option and Right of First Refusal to Acquire Assets of El Cortez Hotel & Casino. Seller agrees that Purchaser or its Assignees or Designees shall have an option and right to first refusal to acquire the El Cortez Assets pursuant to the terms of the agreement attached hereto as Schedule 2.5.

ARTICLE 3.  CONTRACTS AND LIABILITIES TO BE ASSUMED.

         3.1      Contracts.

                           (a)      The "Assumed Contracts" are:

                                    (i)      all contracts which are listed on
                           Schedule 3.1(a)(i) hereto to the extent such contracts remain in effect as of the Closing Date;

                                    (ii)     all contracts (other than those
                           listed on Schedule 3.1(a)(i)) relating to the Businesses (but excluding any leases of premises in the Real Estate) which were or are entered into by Seller before or after the date hereof and prior to the Closing, in the ordinary course of business, and which individually require aggregate consideration in cash or in kind of Twenty-five Thousand Dollars ($25,000.00) or less for the unexpired term thereof; to the extent such are in effect on the Closing Date;

                                    (iii)    all contracts relating to the
                           Businesses which are entered into by Seller after the Effective Date and prior to the Closing, in the ordinary course of business, which individually require aggregate consideration in cash or in kind in excess of Twenty-five Thousand Dollars ($25,000.00) for the unexpired term thereof and which either (A) are approved by Purchaser, whose approval shall not be unreasonably withheld, or (B) are cancelable on thirty (30) days prior written notice without any liability and which require a payment of no more than Twenty-five Thousand Dollars ($25,000.00) during that thirty (30) day period, to the extent such are in effect on the Closing Date;

                                    (iv)     any and all post-Closing
                           liabilities arising from or related to trade organization memberships or board seats transferred to Purchaser by Seller;

                                    (v)     any Union Contracts having an
                           unexpired term, or if expired being honored, by Seller at the Transfer Time shall be assumed by Purchaser;

                                    (vi)     Landlord's rights and obligations
                           under those leases of premises located within the Real Estate as well as other lease agreements as listed on Schedule 3.1(a)(vi) (collectively the "Leases") to the extent such leases are in effect as of the Closing Date;

                                    (vii)   any other contract entered into with
                           respect to the Businesses which is expressly consented to in writing by Purchaser;

                                    (viii)   any Advance Bookings, and all
                           obligations incurred in the ordinary course of business or arising therefrom, for which deposits related thereto are to be paid to Purchaser pursuant to Section 14.1 hereof;

                                    (ix)     to the extent that Purchaser is
                           entitled to receive pro-ration funds pursuant to
                           Section 14.1 hereof, all accrued and accruing gaming obligations as of the Transfer Time relating solely to any slot club and coin operated gaming device and/or progressive prizes associated with bingo, keno, and slot machines;

                                    (x)      to the extent that Purchaser is
                           entitled to receive pro-ration funds pursuant to
                           Section 14.1 hereof, all payments due or to become due in the future on wagers placed prior to or at the Transfer Time relating to all racebook gaming and Las Vegas Club sports pools (The parties acknowledge that the sports pool at the Union Plaza is operated by Coast Resorts and those assets are not being acquired by Purchaser. In the event Purchaser and Coast Resorts enter into an agreement to continue the sports pool, the sports pool will also be subject to pro-ration at Closing pursuant to Section 14.1);

                                    (xi)     leases for the following equipment:
                           (A) Union Plaza two-stage boiler; (B) new slot machines acquired between the Effective Date and the Closing for use in any of the Businesses or new upgrades to existing slot machines; (C) new Perconta/Cummings machines acquired between the Effective Date and the Closing for use in any of the Businesses; and (D) IGT/CDS equipment or system upgrades acquired between the Effective Date and the Closing for use in any of the Businesses. The total of purchases for the equipment described in
                           (B), (C), and (D) above shall be limited to $1,500,000 annually unless otherwise agreed by Purchaser. It is acknowledged and agreed by Purchaser that Exber, Inc. shall have the option to call any financed obligation for the equipment purchases described herein immediately due and payable at the time of Closing in which case Purchaser shall pay Exber, Inc. in full at the Closing the balance remaining due and owing on the financing obligations described herein. In the event Exber, Inc. elects to be paid in full at Closing, it shall be obligated to provide written notice to Purchaser of such election not less than 30 days prior to Closing and to inform Purchaser of the total amount that will be due and payable at Closing in such notice.

                           (b) At Closing, Seller shall assign to Purchaser all of Seller's rights under the Assumed Contracts, and Purchaser shall assume all of Seller's obligations to be performed and all liabilities accruing after the Transfer Time under the Assumed Contracts. Subject to Section 3.3, Seller shall take all steps necessary to cause the effective assignment of the Assumed Contracts at the Closing.

         3.2      Assumed Liabilities and Retained Liabilities.

                           (a)      The "Assumed Liabilities"  are composed of:

                                    (i)      the accounts payable liability
                            incurred in the ordinary course for Consumables delivered after the Transfer Time, or if delivered prior to the Transfer Time consented to in writing by Purchaser's agent and still in existence at the Transfer Time;

                                    (ii)     all reasonable bona fide
                            liabilities, obligations or consideration owed as a result of orders for services, products, materials, labor or other commodity which are provided or delivered subsequent to the Transfer Time;

                                    (iii)    any liability for the unpaid
                            purchase price for the following equipment which was financed by Exber, Inc.: (A) Union Plaza two-stage boiler; (B) new slot machines acquired between the Effective Date and the Closing for use in any of the Businesses or new upgrades to existing slot machines; (C) new Perconta/Cummings machines acquired between the Effective Date and the Closing for use in any of the Businesses; and (D) IGT/CDS equipment or system upgrades acquired between the Effective Date and the Closing for use in any of the Businesses. The total of purchases for the equipment described in (B)(C) and (D) above shall be limited to $1.5 million annually unless otherwise agreed by Purchaser. It is acknowledged and agreed by Purchaser that Exber, Inc. shall have the option to call any financed obligation for the equipment purchases described herein immediately due and payable at the time of Closing in which case Purchaser shall pay Exber, Inc. in full at the Closing the balance remaining due and owing on the financing obligations described herein. In the event Exber, Inc. elects to be paid in full at Closing, it shall be obligated to provide written notice to Purchaser of such election not less than 30 days prior to Closing and to inform Purchaser of the total amount that will be due and payable at Closing in such notice.

                                    (iv)     such other liabilities specifically
                           described in Section 14.1.

                           (b)      [INTENTIONALLY OMITTED]

                           (c) At the Closing, Purchaser shall assume all of the Assumed Liabilities.

         3.3 Required Consents. To the extent that the assignment of any of the Assumed Contracts or the transfer of any Asset requires the consent of any other party thereto (including, without limitation, Seller or any affiliate), or shall be subject to any option in any other person or entity by virtue of a request for permission to assign or transfer, or by reason of or pursuant to any transfer to Purchaser, this Agreement shall not constitute a contract to assign the same if any attempted assignment would constitute a breach thereof or give rise to such an option, and Seller shall use commercially reasonable efforts to procure consent to any such assignment; provided however, that in the event that any such consent is not obtained at or prior to the Closing, such event shall not cause the Closing to be delayed or constitute a default by Seller of any obligation hereunder. All Assumed Contracts which are in existence as of the date hereof which are subject to such rights and which require the payment of more than Twenty-five Thousand Dollars ($25,000.00) in cash or in kind for the unexpired portion thereof are listed on Schedule 3.3. If any such consent is not obtained, or if for any reason any such assignment is not consummated, at Purchaser's request, Seller shall cooperate with Purchaser to provide for Purchaser the benefit, monetary or otherwise, of any such Assumed Contract including, without limitation, enforcement of any and all rights of Seller against the other party thereto arising out of any breach or cancellation thereof by such party or otherwise, provided that such cooperation (i) shall be at Purchaser's cost and expense and (ii) shall not cause Seller to violate any such Assumed Contract. Purchaser shall not assume any liability of any sort for any Assumed Contract which is not assigned to it as a result of Seller's failure to obtain the required consent.

ARTICLE 4.  EXCLUDED CONTRACTS AND OTHER EXCLUDED LIABILITIES.

         4.1 No Individual Employment Contracts Assumed. Seller has represented to Purchaser that no non-union employee is employed under an employment contract, either written or oral, implied or express, and that all non-union employees are employed on an "at will" basis. The parties acknowledge and agree that, other than as provided herein as to union or collective bargaining agreements, Purchaser is not assuming any contract of employment with any employee of Seller, including members of management. Purchaser agrees that effective immediately after Closing, it will hire all employees of Seller, not covered by a collective bargaining agreement, except those identified in
Schedule 22.1(a), on such terms and conditions as are comparable to those of Seller as of the Effective Date. Employees in bargaining units represented by labor organizations will be hired on such terms as provided in the applicable current unexpired collective bargaining agreement, or in the event that the applicable collective bargaining agreement has expired and no extension or successor agreement has been reached at the time of Closing, under the terms of the expired collective bargaining agreement until such time as the Purchaser can consult with the respective labor organization to fix the applicable terms and conditions of employment. Purchaser acknowledges that some persons are "shared employees" working within the Businesses being sold pursuant hereto as well as other enterprises owned or controlled by the principals of Seller and that such principals desire to continue to employ such persons on a shared basis subsequent to Closing. Purchaser agrees that, subsequent to Closing, it will cooperate with the principals of Seller in an ongoing arrangement for the "shared employees" on terms and conditions substantially similar to those by which such employees are engaged immediately prior to Closing unless and until Purchaser determines such a "shared employee" arrangement is not commercially or economically feasible.

         4.2 No Other Liabilities Assumed. Notwithstanding anything in this Agreement to the contrary, except as otherwise specifically provided in this Agreement, Purchaser does not assume or agree to discharge or be liable for, any obligations or liabilities not described in Article 3, including without limitation:

                           (a) any liability under any Assumed Contract relating to the benefits derived from such Assumed Contract and which were actually received or used during the period prior to or at the Transfer Time;

                           (b) any liability with respect to the providing of goods or services or to the purchase of goods or services except as provided in 3.2(a)(i) and 3.2 (a) (ii);

                           (c) all accounts payable for goods delivered or for services rendered prior to or at the Transfer Time, including, without limitation, gas, electrical, water, sewer, telephone, telegraph, scavenger and other utility services (collectively, the "Utilities");

                           (d) except for those liabilities for unpaid Taxes or assessments subject to proration pursuant to Section
                  14.1 hereof, all liabilities to any federal, state or local governmental agency, or to any special purpose district for unpaid Taxes or assessments of any type or description, or penalties or interest, arising by reason of Seller's ownership, use and/or operation of the Assets prior to or at the

                  Transfer Time, or any sales/use tax arising from the implementation and closing of the transactions contemplated by this Agreement, whether or not imposed on or measured by income, including any amounts due or which may become due and owing under NRS Sections 612.695, 244.3352, 372.620 and
                  244.335 and 364A.200;

                           (e) all liabilities of Seller to the Nevada State Gaming Control Board, the Nevada Gaming Commission and the applicable City of Las Vegas and Clark County authorities (collectively, the "Nevada Gaming Authorities") relating to gaming activities prior to or at the Transfer Time;

                           (f) all liabilities of Seller arising prior to or at the Transfer Time to any employees, unions, independent contractors, Employee Benefit Plans, trustees of such plans and the like, including liabilities or obligations arising under ERISA;

                           (g) any liability of Seller resulting from events occurring or matters existing prior to or at the Transfer Time or relating to the Excluded Assets, including all pending litigation and asserted claims against Seller ("Retaining Liabilities");

                           (h) all racebook and sportsbook gaming payments owed to patrons of the Businesses prior to or at the Transfer Time, as well as any and all liabilities or obligations arising from Seller's chips or tokens, except to the extent Purchaser is entitled to receive payments therefore from Seller pursuant to Section 14.1(g) hereof;

                           (i) all security and other deposits, advance or prepaid rents and key money or deposits (including any interest thereon) held by Seller from tenants of the Real Estate with leases in effect as of the Transfer Time and assumed by Purchaser as part of the Assumed Contracts, to the extent such deposits and assets are not paid or credited to Purchaser as a pro-ration pursuant to Section 14.1 hereof or otherwise;

                           (j) all liabilities or obligations for Advance Bookings to the extent any deposits related thereto are not paid to Purchaser pursuant to Section 14.1 hereof;

                           (k) all claims and liabilities relating to any contract or lease included in the Assumed Contracts based on any state of facts existing prior to or at the Transfer Time unless such claims or liabilities are specifically identified in Section 3.2;

                           (l) all claims related to or obligations arising under or by reason of Seller's termination or breach prior to the Transfer Time of any and all employment, agency, representation, or independent contractor agreements, contracts, arrangements or relationships between Seller and any third party, including, without limitation, any grievances, claims, liabilities, obligations or arbitrations under any collective bargaining or labor agreement; (excluding reinstatement);

                           (m) all claims of and liabilities to former, retired, furloughed, vacationing, ailing or present employees, whether employed before or after the date hereof, attributable to the period prior to the Transfer Time, whether in the nature of liabilities relating to employee wages and benefits earned prior to or as of the Transfer Time or otherwise, including, without limitation, unemployment compensation or contributions (including, without limitation, any amounts which may be or become due and owing pursuant to NRS Section 612.695), FICA contributions, severance pay, profit sharing benefits, bonuses, vacation time or pay, sick leave or pay, workman's compensation and other similar employee benefits, including, without limitation, benefits arising under any Benefit Plan attributable to the period prior to the Transfer Time;

                           (n) any unfunded past service liability under any collective bargaining or other labor agreement attributable to the period prior to the Transfer Time;

                           (o) all liabilities or obligations attributable to the period prior to the Transfer Time for due bill contracts or other "trade-out" liabilities (as such term is customarily used in the hotel and gaming industry in the State of Nevada) unless Seller pays Purchaser for same at Closing;

                           (p)      (INTENTIONALLY OMITTED);

                           (q) all liabilities and obligations relating to work performed or materials or equipment furnished during the period prior to or at the Transfer Time with respect to the capital improvements that Seller has completed, begun or are in progress unless Purchaser has given its prior consent to including a particular capital improvement in those expenses to be prorated as of Closing or has agreed to include such capital improvement within the Assumed Contracts and Assumed Liabilities;

                           (r) any other liabilities of Seller, whether liquidated or contingent, regardless of whether they are due and payable before, at or after the Transfer

                  Time which are not assumed by Purchaser pursuant to the terms of this Agreement; and

                           (s) arising from Seller's performance of any act described in Article 17 hereof.

ARTICLE 5.  PURCHASE PRICE.

         5.1 Total Purchase Price. In consideration of the aforesaid grant, bargain, sale, conveyance, transfer and assignment of the Assets and the Gaming Assets, Purchaser shall pay to Seller the sum of Eighty Two Million Dollars ($82,000,000.00) in cash or other immediately available funds (the "Total Assets Purchase Price") which shall be allocated between and among the individual Assets ("Asset Purchase Price") and the Gaming Assets ("Gaming Asset Purchase Price") as provided in Section 5.6.

         5.2      [INTENTIONALLY OMITTED]

         5.3      Payment of Assets Purchase Price and Gaming Assets Purchase
Price.

                           (a) The portion of the Total Assets Purchase Price which is allocated to the Assets shall be payable as follows:

                                    (i)      One Hundred and Sixty Thousand
                           Dollars ($160,000.00) in cash or other immediately available funds (the "Deposit"), which shall be delivered to either Nevada Title Company and/or United Title Company as selected by Seller in amounts to be determined by Seller and such title company(ies) shall act as Escrow Agents for the transactions contemplated by this Agreement (collectively "Escrowee"). The Deposit shall be delivered to Escrowee as directed by Seller on the date Purchaser executes this Agreement and shall be deposited in interest-bearing investments approved by Purchaser and Seller (Seller and Purchaser acknowledge that the interest on said $160,000.00 earned while invested is the property of Purchaser); and

                                    (ii)     Purchaser shall also deposit in
                           escrow with an Escrowee of Seller's choosing the sum of Sixty Thousand Dollars ($60,000) ("Proxy Deposit") on or before two (2) business days of receipt from Seller of Seller's letter engaging counsel (to prepare the necessary proxy materials) for the purpose of indemnifying the Seller for the cost of preparing the necessary documentation for the Union Plaza Hotel and Casino, Inc. and Union Plaza Operating Company shareholders vote to approve the transactions contemplated in this Agreement. Seller shall engage such counsel within two (2) business days of the Gaming Disclosure Date (defined in Section 10.6(b) below) and Purchaser's disclosure of the required forms and information. In the event this Agreement is terminated as a result of Purchaser's failure to satisfy the conditions set forth in
                           Section 5.2(a)(iii) or Section 11.3 of this
                           Agreement, an amount equal to Seller's attorney's fees and costs incurred in relation to the preparation of the Seller's proxy solicitation and obtaining its approval by the required governmental authorities (such amount being the "Earned Proxy Deposit") shall be paid to Seller from this Proxy Deposit up to the maximum amount of Sixty Thousand Dollars ($60,000). Purchaser shall have no liability to Seller for any costs related to the proxy solicitation in excess of Sixty

                           Thousand Dollars ($60,000.00). In the event Closing occurs as provided in this Agreement, the entire Proxy Deposit shall be applied toward the Purchase Price as provided in Section 5.2 (a)(iii) below. The Proxy Deposit shall be deposited by the Escrowee in an interest bearing account and the interest shall, under all circumstances, be the property of and payable to the Purchaser.

                                    (iii)    upon the Closing, Seventy-nine
                           Million Eight Hundred and Forty Thousand Dollars ($79,840,000.00) (less the sum of any Closing Extension Fee, if any, paid to Seller by Purchaser and less the sum of the "Stand Still Deposit" of $160,000.00 placed in escrow contemporaneously with Purchaser's execution of the Letter of Intent ("Stand Still Deposit") and less the Proxy Deposit as described in Section 5.2(a)(ii) above and less any pro-rations credited to Purchaser as provided in this Agreement) (the "Assets Purchase Price Balance"), which shall be deposited into Escrow (as hereinafter defined) in cash or other immediately available funds on the Closing Date. If the transactions provided for herein do not close, the Deposit shall be paid by Escrowee to Purchaser or Seller as provided herein (together with interest earned on the Deposit in the case where the Deposit is paid to Purchaser) together with so much of the Proxy Deposit as shall be necessary to pay the fees billed by Seller's legal counsel for their work in the preparation of documentation necessary for the Union Plaza Hotel and Casino, Inc. shareholders' proxy solicitation as described in Section 5.2(a)(ii) above. In the event such fees are less than the total of the Proxy Deposit, the difference shall be refunded and paid over immediately by the Escrowee to the Purchaser together with the interest earned on the Proxy Deposit as provided in Section 5.2(a)(ii).

                           (b) The Gaming Assets Purchase Price of Two Million Dollars ($2,000,000.00) shall be payable on the Closing Date by deposit into Escrow in cash or other immediately available funds except as otherwise provided in
                  Section 13.7.

         5.4 Liquidated Damages. If Purchaser fails to complete Closing pursuant to the terms of this Agreement, Seller may, by a written notice of termination given to Purchaser, terminate this Agreement effective as of the date specified in said notice (which shall not be less than ten (10) days after the date of sending such written notice of termination) and, subject to any required approval of any of the Nevada Gaming Authorities, Seller shall be entitled to retain the Deposit as liquidated damages. The parties acknowledge that Seller's actual damages in the event the sale of the Assets is not consummated because of a Purchaser failure to complete Closing are extremely difficult or impracticable to determine. Therefore, by signing this Agreement, the parties acknowledge that the Deposit has been agreed upon, after significant negotiation by extremely sophisticated parties who have been advised by counsel, as the parties' reasonable estimate of Seller's damages. The remedy set forth in this Section shall be the sole and exclusive remedy of Seller for Purchaser's failure to complete Closing and shall be in lieu of all other remedies provided by law or equity.

         5.5 Disbursement of Assets Purchase Price and the Gaming Assets Purchase Price. Seller and Purchaser shall provide joint written instructions to Escrowee in a form mutually approved by Seller and Purchaser, each of whose approval shall not be unreasonably withheld

(the "Recording Instructions"), which shall among other things, govern the disbursement of the Assets Purchase Price, the payment for and obtaining Purchaser's title insurance policies, and the Gaming Assets Purchase Price (each of which shall be paid in immediately available funds) upon Closing. The Recording Instructions shall comply with all applicable Code provisions. The Escrowee shall be designated as the "reporting party" for purposes of the Code. The Recording Instructions are intended to carry out the intent of this Agreement and shall not be inconsistent with this Agreement.

         5.6 Allocation of Assets Purchase Price. The Assets Purchase Price shall be allocated Fifty-five Million Five Hundred Thousand Dollars ($55,500,000.00) as to the Plaza Hotel & Casino and personal property located therein and thereon and shall be allocated among the remaining land, buildings, improvements, inventory and other items in such proportion as Purchaser and Seller agree. Seller and Purchaser will file any and all applicable tax returns and other tax related schedules and documents in accordance with such allocations and the Gaming Assets Purchase Price and will not adopt or otherwise assert tax positions inconsistent therewith. Purchaser shall furnish a copy of a completed form 8594 reflecting the allocation of the Assets Purchase Price to Seller within one hundred twenty (120) days of the Closing.

         5.7      Stand Still Deposit and Events Resulting in Refund to
Purchaser.

                           (a) At the time of the Purchaser's execution of the Letter of Intent, Purchaser deposited with the Title Insurers the sum of $160,000 ("Stand Still Deposit") which is to be held in escrow until Closing and credited against the Total Purchase Price (together with interest thereon) except as otherwise provided in this Agreement.

                           (b) This Agreement shall be deemed immediately terminated and the Stand Still Deposit (together with interest accrued thereon) shall be returned to Purchaser within seven
                  (7) Business Days of notice to Seller by Purchaser of the occurrence of any of the following:

                                    (i)      Seller defaults in the delivery of
                           clear and marketable title (Permitted Exceptions allowed) to the Real Estate on the terms and conditions set forth in this Agreement;

                                    (ii)     during the Inspection Period
                           Purchaser discovers material environmental matters which are not disclosed in the environmental reports provided by Seller to Purchaser (except for the existence of asbestos in the Union Plaza north tower HVAC system and ceilings, portions of the hotel rooms at the Gold Spike and in other locations within the Real Estate so long as remediation is not presently required in the current undisturbed state of such asbestos which is hereby disclosed by Seller to Purchaser and which Purchaser acknowledges they are aware of its existence.);

                                    (iii)    [INTENTIONALLY OMITTED];

                                    (iv)     during the Inspection Period
                           Purchaser discovers litigation or claims not identified in Schedule 5.7(b)(iv) that have an aggregate liability in excess of $500,000 which have or, if taken to judgment or conclusion would have, a Material Adverse Effect on the continued operation of the Businesses, or any one of them, or the Value of the Businesses, or any one of them; and (A) Purchaser or the Businesses would be subject to the liability as of Closing; and (B) Seller refuses to assume that liability or alternatively credit to Purchaser a reasonable amount for those liabilities against the Purchase Price; and (C) the liability was not incurred in the ordinary course;

                                    (v)      any material warranty or
                           representation of the Seller, is found to be fraudulent prior to the release to Seller of the Stand Still Deposit;

                                    (vi)     Seller fails to provide Purchaser
                           with the necessary approval of the shareholders of Exber, Inc. for all the transactions contemplated by this Agreement on or before January 7, 2003;

                                    (vii)    Seller fails to provide Purchaser
                           with the necessary approval of Union Plaza Hotel and Casino, Inc. for all the transactions contemplated by this Agreement on or before 10 days after Purchaser's receipt of all necessary Gaming Approvals to complete these transactions;

                                    (viii)   Seller fails to provide Purchaser
                           with the necessary approval of Gaughan South, Inc. for all the transactions contemplated by this Agreement on or before January 7, 2003 and

                                    (ix)     Seller fails to provide Purchaser
                           with the necessary approval of Union Plaza Operating Company, Inc. for all the transactions contemplated by this Agreement on or before 10 days after Purchaser's receipt of all necessary Gaming Approvals to complete these transactions.

                           (c) The parties acknowledge that but for the happening of an event set forth in subsection (b) hereof, Seller shall be entitled to receive the Stand Still

                  Deposit upon the Closing or disbursement of the Escrow, be it as a result of Closing being completed or the transaction being terminated.

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF SELLER.

         6.1 Seller's Representations and Warranties. Seller makes the following representations and warranties to Purchaser, as of the date hereof and, except as otherwise provided for in Section 11.5, as of the Transfer Time (unless an earlier date is indicated in the representation, in which case as of such earlier date), as the case may be:

                           (a) Exber, Inc. ("Exber") is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to enter into and subject to shareholder approval carry out its obligations under this Agreement. Each officer of Exber who shall execute and deliver this Agreement has been duly authorized to so act by the Board of Directors of Exber. Its shareholders have not yet voted on, or approved, this Agreement.

                           (b) The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Exber have been duly and validly authorized by Exber's Board of Directors and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Exber, enforceable in accordance with their respective terms, subject however to approval by its shareholders which the Board shall seek to obtain no later than December 31, 2002.

                           (c) Union Plaza Hotel and Casino, Inc. ("Union Plaza") is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to enter into and subject to shareholder approval carry out its obligations under this Agreement. Each officer of Union Plaza who shall execute and deliver this Agreement has been duly authorized by Union Plaza's Board of Directors to so act on the part of Union Plaza. The parties acknowledge, however, that as of the Effective Date the shareholders of Union Plaza have not yet voted on or approved the execution of this Agreement or the transactions contemplated herein.

                           (d) The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Union Plaza have been duly and validly authorized by Union Plaza's Board of Directors and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Union Plaza, enforceable in accordance with their respective terms. The parties acknowledge, however, that as of the Effective Date the shareholders of Union Plaza have not yet voted on or approved the execution of this Agreement or the transactions contemplated herein and that such approval is necessary and required under the Union Plaza bylaws and NRS 78.560.

                           (e) Gaughan South Corp. ("Gaughan") is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Each officer of Gaughan who shall execute and deliver this Agreement has been duly authorized to so act by all requisite corporate action on the part of Gaughan.

                           (f) The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Gaughan have been duly and validly authorized and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Gaughan, enforceable in accordance with their respective terms.

                           (g) E.G. & H., Inc. was a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, which was merged into Exber, Inc. prior to the Effective Date;

                           (h)      Union Plaza Operating Company is a
                  corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, which is a wholly owned subsidiary of Union Plaza Hotel and Casino, Inc., with all requisite corporate power and authority to enter into, and subject to shareholder approval, carry out its obligations under this Agreement. The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Union Plaza Operating Company have been duly and validly authorized and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Union Plaza Operating Company, enforceable in accordance with their respective terms. The parties acknowledge, however, that as of the Effective Date the shareholders of Union Plaza Operating Company have not yet voted on or approved the execution of this Agreement or the transactions contemplated herein and that such approval is necessary and required under that company's bylaws and NRS 78.560.

                           (i) The execution, delivery and performance of this Agreement will not, with or without the giving of notice and/or the passage of time except as set forth in subsection
                  (t) hereof, (i) violate any provision of law applicable to any of the Total Assets, or the Businesses, the violation of which would have a material adverse effect on any of the Total Assets or the Businesses or which would prevent the consummation of the transaction contemplated by this Agreement or (ii) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority, or other agreement or instrument by which Seller, any of the Total Assets, or the Businesses are bound, or to which any of them are subject, which would have a material adverse effect on any of the Total Assets or which would prevent the consummation of the transaction contemplated by this Agreement, or (iii) result in the creation of any lien, charge or encumbrance upon any of the Total Assets which is not removed prior to the Closing.

                           (j) Seller has heretofore delivered to Purchaser true, complete and correct copies of the Assumed Contracts listed on Schedule 3.l (a) (i), or as have been subsequently provided to Purchaser as provided for herein and which qualify as Assumed Contracts, (collectively the "Disclosed Agreements"). The Disclosed Agreements together with the agreements referred to in or permitted by Sections 3.1 (a)
                  (iii) and 9.2 constitute or will constitute all agreements which individually require aggregate consideration in cash or in kind in excess of Twenty-Five Thousand Dollars ($25,000.00) for the unexpired term thereof relating to the Businesses. To the best of Seller's knowledge, as of the Effective Date, none of the Disclosed Agreements are in default by Seller or are in default by a third party which has not been disclosed in writing to Purchaser. To the best of Seller's knowledge, as of the Closing Date, none of the Disclosed Agreements will be in material default, which default will have a material adverse effect on the Businesses or the Total Assets.

                           (k)      Seller has delivered (or in the case of
                  (iii) below will deliver) to Purchaser true, correct and complete copies of: (i) all material permits and licenses evidenced by written instruments relating to the Assets, Gaming Assets and/or the Businesses existing on the date hereof; (ii) all material gaming financial reports, if any, filed by Seller with respect to the Businesses with the State of Nevada and/or local gaming authorities between the date hereof and the Closing; (iii) audited balance sheets of the Businesses dated December 31, 2000 and December 31, 2001, and related audited statements of income, retained earnings and cash flow for the periods then ended; and (iv) unaudited balance sheets and income statements of the Businesses as of August 31, 2002.

                           (l) Seller shall have as of the Closing Date good and marketable title to the Total Assets, free and clear of all liens, security interests and encumbrances (except (i) those pertaining to the Disclosed Agreements; (ii) the Permitted Title Exceptions; (iii) title exceptions which do not constitute a Seller's Default as provided for in Section 8.1(b) hereof; (iv) mechanic's liens for work in progress which Seller shall remove or bond over prior to Closing; (v) those otherwise expressly permitted hereunder; or (vi) those relating to tangible or intangible personal property, which shall not be material to the personal property taken as a whole), and, subject to Section 3.3 hereof, Seller shall have the right, power and authority to sell, convey, transfer and assign the Total Assets at the Closing. Schedule 6.1(l) identifies all items of Personal Property leased by Seller as of the Effective Date, other than those items of Personal Property which in the aggregate do not have a value in excess of One Hundred Thousand Dollars ($100,000.00), and as to which no one item has a value in excess of Twenty-five Thousand Dollars ($25,000.00).

                           (m) To the best of Seller's knowledge, except as set forth in Schedule 6.1(m) hereto, any and all utilities and infrastructure (including water pipes and pipelines) necessary to operate the Businesses as it is presently being operated are available and in place; and all water, sewer, electric and telephone facilities and all other utilities required for the normal use and operation of the Businesses Premises as it is presently being operated are installed at the Business Premises and duly connected and can be used by the Business Premises other than the boiler and water softening treatment system located in the Plaza Hotel property and are in good working order and condition. To the best of Seller's knowledge, as of the date hereof no notice or demand has been received by Seller requiring modifications to the water or sewer pipes serving any Business Premises.

                           (n) To the best of Seller's knowledge and belief and except as set forth in the environmental reports identified in Section 6.1(q) or on Schedule 6.1(n), as of the Effective Date, there is no Hazardous Substance nor any underground storage tank in existence on or below the surface of the Real Estate, asbestos in or on such Real Estate, PCB's in any transformer or other equipment located in or on such Real Estate, or use or storage of Hazardous Substances on such Real Estate, which constitutes a violation of any Hazardous Waste Laws. At Closing Seller shall disclose any knowledge of any violations of any Hazardous Waste Law arising between the end of the Inspection Period and the Closing Date that have not been previously disclosed to Purchaser.

                           (o) Except as shown on Schedule 6.1(r) to the best of Seller's knowledge, as of the date hereof there are no actions, investigations, claims, suits or proceedings pending or, to Seller's knowledge threatened, against Seller, the Businesses, the Real Estate or the Business Premises in any court or before any administrative agency that are not being retained by Seller, nor does Seller have any likely reason to believe that any such investigation, suit or proceeding will be brought, which would have a material adverse effect on the Businesses, the Assets, Gaming Assets, or the Business Premises that are not being retained by Seller.

                           (p) To the best of Seller's knowledge, and except as otherwise disclosed in this Agreement or the Schedules hereto, the use of the Real Estate and the operation of the Business Premises by Seller conform to any and all applicable federal, state and local laws, zoning and building ordinances and codes and health, safety and fire ordinances in effect as of the date hereof ("Laws"), the violation of which would have a material adverse effect on the Businesses or such Real Estate. To the best of Seller's knowledge and belief, all Real Estate is zoned for the various purposes for which such Real Estate is currently being used and/or the use of the Real Estate constitutes a conforming use.

                           (q) Seller has disclosed to Purchaser all environmental studies, soil tests, building tests, asbestos tests, and tests for other Hazardous Substances concerning the Business Premises, and Real Estate, known to and available to Seller as of the Effective Date, which reports are identified in Schedule 6.1(q)(i). Seller has disclosed to Purchaser in
                  Schedule 6.1(q)(ii) any and all structural defects, defects in workmanship and/or building defects in the Business Premises which are known to Seller. Furthermore, to the best of Seller's knowledge, all laws, statutes, ordinances, rules and regulations of all governmental authorities which would affect the Business Premises which Seller was required to comply with prior to the date hereof have been complied with in all material respects. To the best of Seller's knowledge, as of the Effective Date, the buildings and improvements which comprise the Business Premises are in reasonably good condition except for ordinary wear and tear and except as may otherwise be identified in Schedule 6.1(q)(iii).

                           (r) To the best of Seller's knowledge and belief, the Businesses name(s) and any variation thereof presently used by Seller, and any trademarks or service marks containing the same, do not infringe on or violate the rights of any other person. To the best knowledge of Seller, except as set forth on Schedule 6.1(r), as of the date hereof there has been no infringement by Seller of any trade name, trademark, service mark or other similar right of any other person or claim that Seller has engaged in any such infringement.

                           (s) Seller has provided to Purchaser as of the Effective Date, all of the (i) collective bargaining agreements and labor agreements affecting the

                  Businesses ("Union Contracts") existing as of the date hereof, and (ii) complete and correct copies of all employee benefit plans, including but not limited to pension plans, retirement savings plans, health plans, and life insurance plans ("Benefit Plans") existing as of the date hereof and not contained within the Union Contracts. In the event any Union Contract or Benefit Plan is replaced, amended or modified, a complete copy of the new, amended or modified Union Contract or Benefit Plan shall be promptly delivered to Purchaser by Seller.

                           (t)      To Seller's actual knowledge at the
                  Effective Date, other than approvals from the Nevada Gaming Authorities, and consents that may be necessary to assign to Purchaser the Assumed Contracts or the Assumed Liabilities as contemplated hereby, the Seller's shareholder approvals described herein, and the termination or expiration (without objection to the consummation of the transaction) of the HSR Act waiting period, no consent or approval or authorization of any governmental authority or private party is required in connection with the execution, delivery and performance of this Agreement by Seller.

                           (u) As of the Closing, no labor shall have been performed or building material furnished for the Real Estate, or any part thereof, for which Seller will not have fully paid, or for which a mechanic's or materialman's lien or liens could be properly claimed by any person, party or entity, except where such mechanic's or materialman's lien or liens are bonded over at the Closing.

                           (v) As of the date hereof, all of the lease agreements or other agreements which purport to grant to any person, firm or legal entity the right to occupy any portion of any Business Premise to which Seller is a party are listed on Schedule 3.1(a)(vi) (the "Leases"). To the best of Seller's knowledge, Seller has duly complied with all material provisions of the Leases required to be complied with.

                           (w)      [INTENTIONALLY OMITTED]

                           (x) Seller has not received official written notice of, nor to Seller's knowledge are there, any condemnation or zoning proceedings which would materially and adversely affect the use and operation of the Real Estate as it is currently used and operated. To the best of Seller's knowledge, as of the date hereof, it has not received written notice of any special assessment proceedings with respect to the Real Estate.

                           (y)      [INTENTIONALLY OMITTED]

                           (z) Seller shall deliver to Purchaser during the Inspection Period all policies of insurance with respect to all aspects of the Businesses which are in force as of the Effective Date. In the event any policy of insurance is replaced, amended or modified prior to the Closing Date, Seller shall promptly provide a complete copy of any new, amended or modified policy of insurance.

                           (aa) To the best of Seller's knowledge, as of the date hereof no judgment, order, injunction, decree or ruling of any court or governmental authority exists by which the Total Assets or the Businesses are bound, or to which any of them are subject and which would have a Material Adverse Effect on the Businesses or the Purchaser's ability to operate the Businesses at a level and in a manner comparable to the level and manner of Seller's operation of the Business as of the Effective Date, except as shown on Schedule 6.l (aa).

                           (bb) As of the Transfer Time, Seller's inventory of food, beverages, saleable merchandise, operating supplies and linen, dishware, flatware, glassware, serving dishes and utensils, kitchen equipment, cookware, cooking utensils, bar supplies and equipment, gaming supplies, and other personal property utilized in the day-to-day operation of the Businesses is and shall not be materially less than required for normal operating levels.

                           (cc)     The financial statements described in
                  Section 6.1(k)(iv) have been prepared in accordance with accounting principles applied on a consistent basis during the period or periods involved (except as may be expressly indicated in the notes thereto), and fairly present the consolidated assets, liabilities and financial position of Seller and its consolidated subsidiaries as of the dates thereof, and the consolidated results of operations and changes in cash flow for the periods then ended. Purchaser acknowledges that Seller has made and will make no representation as to the future profitability of the Businesses.

                           (dd) Seller is not a "foreign person" as such term is defined in the Code.

                           (ee)     [INTENTIONALLY OMITTED]

                           (ff) As of the date hereof, except as described on Schedule 6.1(ff), to the best of Seller's knowledge, there are no material pending labor arbitrations or grievance proceedings.

                           (gg) To the best of Seller's knowledge, Seller possesses no Water Permits relating to the Business Premises.

                           (hh)     As of the date hereof, there are no
                  outstanding oral or written employment contracts for any employees of the Businesses that are not the subject of an existing or being honored collective bargaining agreement except for those listed on Schedule 6.1 (hh).

                           (ii) No representation or warranty by Seller, given in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact and Seller represents and warrants that it has, at all times, acted in good faith in the negotiation of and in the representations made in reaching this Agreement.

                           (jj)     [INTENTIONALLY OMITTED]

                           (kk) To the extent a Star Agreement exists, Seller has attached a true, correct and complete copy as
                  Schedule 6.1 (kk).

                           (ll) To the best of Seller's knowledge and belief, all Schedules attached hereto are true, complete and accurate in all material respects.

                           (mm) Seller has, since the date of the last audited financial statement (December 31, 2001) operated the Businesses in the ordinary course consistent with past practices as to inventory purchases, maintenance and replacement; there have been no material adverse changes in the Businesses, Total Assets, liabilities or prospects of Seller since December 31, 2001, except as expressly disclosed in this Agreement. Purchaser acknowledges that Seller is negotiating new collective bargaining agreements and agrees that a new collective bargaining agreement which is not worse than the "industry standard" shall not be deemed to be a breach of this representation and warranty.

                           (nn) The representations and warranties made by Seller in this Agreement are in lieu of, and are exclusive of, all other representations and warranties, including, without limitation, any implied warranties, notwithstanding the delivery or disclosure to Purchaser of its officers, directors, employees, agents or representatives of any documentation or other information including any financial projections or other supplemental data except as to the completeness and accuracy of all such documentation, information, projections and data. Seller disclaims any warranty (express or implied) of merchantability or fitness or for a particular purpose as to the personal property being sold by reason of this Agreement. This disclaimer, however, does not pertain or apply to Seller's warranty of the merchantability of title of the Real Estate conveyed pursuant to this Agreement. Except as otherwise expressly provided for herein, all assets are being sold to Purchaser on an "as is" "where is" basis. Notwithstanding any provision to the contrary contained herein, Seller makes no representation or warranty with respect to the Excluded Assets.

                           (oo) Seller represents and warrants that it has no knowledge of, or information indicating Purchaser's breach of any representation, warranty or covenant under this Agreement or the Letter of Intent.

         6.2 Discovery During Investigation. Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability for matters Buyer discovers, or should have discovered, during its investigation.

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser makes the following representations and warranties to Seller, as of the date hereof and as of the Transfer Time (unless an earlier date is indicated in the representation, in which case as of such earlier date), as the case may be:

                           (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Each officer of Purchaser who shall execute and deliver this Agreement has been duly authorized to so act by all requisite corporate action on the part of Purchaser.

                           (b) The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Purchaser have been duly and validly authorized and this Agreement and the other agreements and instruments contemplated hereby constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

                           (c) The execution, delivery and performance of this Agreement by Purchaser will not, with or without the giving of notice and/or the passage of time, (i) violate the Articles of Incorporation (or equivalent) or Bylaws of Purchaser; or (ii) violate any provision of law applicable to Purchaser, the violation of which would have a material adverse effect on Purchaser or which would prevent the consummation of the transaction contemplated by this Agreement, or (iii) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority, or other agreement or instrument by which Purchaser or its properties is bound, or to which any of them are subject, which would have a material adverse effect on Purchaser or which would prevent the consummation of the transaction contemplated by this Agreement.

                           (d) There are no actions, suits, arbitrations or other legal, administrative or other governmental proceedings pending or, to Purchaser's knowledge, threatened against or affecting Purchaser which might affect Purchaser's ability to perform its obligations under this Agreement, and Purchaser is not aware of any circumstances which might result in any such action, suit, arbitration or other proceeding.

                           (e) To Purchaser's actual knowledge at the Effective Date, other than approvals from the Nevada Gaming Authorities, and the termination or expiration (without objection to the consummation of the transaction) of the HSR Act waiting period, no consent or approval or authorization of any governmental authority or private party (other than a yet to be formed Assignee or Designee) is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

                           (f) Purchaser covenants and agrees to cooperate with Seller subsequent to Closing in its defense of any claim or litigation involving the Businesses.

                           (g) No representation or warranty by Purchaser given in connection with the transactions contemplated hereby, contains any untrue statement of a material fact and Purchaser represents and warrants that it has at all times acted in good faith in the negotiation of and in the representations made in reaching this Agreement.

                           (h) Purchaser represents and warrants that it understands that the purchase of Assets is "as-is, where-is" and that Seller shall have no liability for matters under
                  Article 6 that Buyer discovers or should have discovered during its investigation.

                           (i) Purchaser represents and warrants that upon completion of its inspection during the Inspection Period, and upon Closing it has knowledge of and has examined, reviewed and inspected matters which in Purchaser's judgment bear upon the Total Assets and Businesses. Purchaser represents and warrants that it is a sophisticated investor and is relying upon the knowledge of its principals and employees regarding the casino/hotel industry and not upon Seller's experiences or judgment.

                           (j) Purchaser represents and warrants that it has no knowledge of, or information indicating Seller's breach of any representation, warranty or covenant under this Agreement or the Letter of Intent.

ARTICLE 8.  TITLE INSURANCE.

         8.1      Title Policies and Exceptions.

                           (a)      Seller has provided Purchaser with
                  preliminary title reports for the Real Estate ("Title Reports") pertaining to each parcel of real estate together with copies of all documents reasonably available evidencing each exception noted on the Title Reports ("Exception Documents"). Attached hereto as Schedule 8.1(a)(i) are the list of the Permitted Title Exceptions as of the Effective Date, which list may be supplemented as provided herein. Attached hereto as
                  Schedule 8.1(a)(ii) are the list of the exceptions in the Title Reports objected to by Purchaser ("Objected Exceptions"). Seller agrees to "remove" the Objected Exceptions to the extent they are not prorated at Closing under the procedure identified in subparagraph (b) below. Purchaser shall have a period of thirty (30) days from the date Purchaser receives Purchaser's Surveys for all of the Real Estate ("Title Date") to review such and to notify Seller in writing of each objection to the condition of title as reflected in the Surveys and which were not previously disclosed in the Exception Documents ("Survey Exceptions"). Purchaser shall obtain Purchaser's Surveys by December 2, 2002 or this condition shall be deemed waived by Purchaser. Failure by Purchaser to notify Seller in writing of Purchaser's objections to the Survey Exceptions to title of the Real Estate on or before the Title Date shall result in a waiver by Purchaser of such objections to title.

                           (b) If Purchaser timely notifies Seller of Purchaser's objections to title and Seller agrees in writing to remove the objectionable Survey Exception, Seller shall take whatever steps are necessary to cause such exception to not appear as an exception in the final relevant policy of title insurance issued to the Purchaser as of the date of Closing. Seller may comply with this requirement by (i) causing the Title Insurer to remove a lien by bonding over it, or (ii) obtain the commitment of the Title Insurer to insure Purchaser against loss or damage that may be occasioned by such unpermitted exceptions at Seller's expense.

                           (c) If Seller elects to not remove or correct the Survey Exceptions objected to by Purchaser or the Objected Exceptions, then Purchaser shall have the right to terminate this Agreement and Purchaser shall be entitled to the refund and return of its Deposit. Purchaser shall only be entitled to the refund and return of its Stand Still Deposit if the Objected Exception or Survey Exception which Seller refuses to remove materially interferes with the operation of the Businesses or the value of the parcel of Real Estate (which must be a parcel necessary to the actual gaming operations) affected by the Objected Exception or Survey Exception as it is currently being used.

                           (d) If (i) Seller commits in writing to have a Survey Exception removed but is unable to have the exception removed by the time of Closing, or (ii) if the Real Estate is, at the Closing Date, subject to the Objected Exceptions or additional liens or encumbrances not shown on the Title Report and previously approved or caused by Purchaser and which materially interfere with the current use or materially diminishes the value of the Real Estate, and Seller refuses to have such liens or encumbrances removed or corrected prior to or at Closing, then, in either case, Purchaser may, at its option, either waive its objection and proceed with Closing or terminate this Agreement. If Purchaser elects to terminate this Agreement the Proxy Deposit, Stand Still Deposit and Deposit will be promptly returned to Purchaser by Seller, Seller will pay all costs incurred in regard to the Title Reports, Exception Documents, Escrow Fees and any other fees or charges assessed by the Title Insurers issuing the Title Reports and/or handling the Closing. In such case, neither Purchaser nor Seller shall have any further liability to the other except as may be expressly stated to survive termination of this Agreement.

                           (e) All additional title exceptions arising after the Inspection Period that are shown on Schedule B-II of any new title reports or the Surveys (other than mortgage, judgment or other liens or suits related thereto)which are not timely objected to by Purchaser or are waived by Purchaser, shall be added to the "Permitted Title Exceptions" as to the Real Estate.

                           (f) Notwithstanding anything to the contrary contained herein, if Seller is unable, or fails to remove any such item or bond over any additional title Exception objected to by Purchaser, or obtain a commitment with respect to such Exception as provided above and such item was not the direct result of an intentional act of Seller or its affiliates, such title Exception shall not be deemed to be a breach of any of Seller's representations and warranties contained herein (a "Title Non-Compliance Matter").

                           (g)      This sale is subject to Purchaser being
                  able to obtain a CLTA extended owner's policy of title, Form 1990, issued by Nevada Title Company as to the gaming properties and United Title Company as to the non-gaming properties (collectively "Title Insurer"), for the Real Estate insuring that Purchaser has fee title thereto subject (in the case of each respective policy) only to (i) the Permitted Title Exceptions for each respective parcel, (ii) the lien of taxes not yet due and payable, (iii) those exceptions arising after the date hereof and approved by Purchaser (the "Title Policies"). The coverage amount of the Title Policies for the Real Estate shall be equal to the Purchase Price attributable to the Real Estate but in no event shall coverage exceed Eighty Million Dollars ($80,000,000.00).

                           (h) The Title Policies shall have attached thereto such endorsements as Purchaser may reasonably require which are obtainable and which (except as otherwise provided below) do not require any indemnification by Seller of the Title Insurer other than to the best of Seller's knowledge, including but not limited to, endorsements insuring against encroachments, access to one or more of Las Vegas Boulevard, Fremont Street, Ogden, and Main Street to the extent such real estate abuts thereon and has access thereto, violations of covenants and restrictions and mechanic's liens, insuring contiguity and zoning endorsement provided. Purchaser shall determine the availability of the Title Policies and all such endorsements prior to the expiration of the Inspection Period, or this matter is deemed to be waived.

         8.2 Title Policy Premiums. Seller shall pay an amount equal to the premium for CLTA owner's title policies on all the Real Property. The parties agree than any premium charged for any endorsements or for an ALTA owner's policy rather than a CLTA owner's policy shall be the responsibility of and paid by Purchaser.

         8.3 Survey. If Seller is in possession of surveys of the Real Estate such shall not be provided to Purchaser. Purchaser has arranged for its own surveys of the Real Estate ("Surveys") to be prepared but such shall be at Purchaser's sole cost and expense.

ARTICLE 9.  CONDUCT OF BUSINESSES PRIOR TO CLOSING

         Seller agrees that, after the execution hereof and prior to Closing, as applicable (unless Purchaser consents in writing otherwise):

         9.1      Seller's Conduct.  Seller shall:

                           (a) deliver the Assets and the Gaming Assets to Purchaser, Purchaser's Assignees or Designees at Closing in substantially their present condition, except as otherwise permitted herein, and prior to such time make such repairs and replacements and perform such maintenance operations as are appropriate in order to maintain and keep the Assets and the Gaming Assets in substantially the same repair, working order and condition as the Assets and the Gaming Assets are in on the Effective Date hereof (ordinary wear and tear and damage from fire or other casualty excepted) so as to maintain the Businesses in substantially the same quality as such establishments exist as of the date hereof;

                           (b) continue in the ordinary course the existing use and operation of the Businesses, including without limitation advertising, promotional and customer relations activity, it being the intention of the parties that the general use and operation of the Businesses shall not be changed materially between the Effective Date and the Transfer Time;

                           (c) except to the extent such are included in the Assumed Contracts Seller shall terminate prior to the Closing all of the Star Agreements, if any, and Purchaser shall assume no liability whatsoever with respect thereto;

                           (d) in the event a judgment, order, injunction, decree or ruling of any court or authority is filed or issued after the Effective Date by which any of the Total Assets or the Businesses are bound, or to which any of them are subject, and Seller has knowledge of same, Seller shall within five (5) business days after receipt of such judgment, order, injunction, decree or ruling, but in no event later than Closing, deliver a copy of said judgment, order, injunction, decree or ruling to Purchaser.

         9.2 Operating Restrictions. Except as otherwise expressly provided or allowed for in this Agreement, Seller, nor any entity which is a component of Seller, as that term is used herein, shall not, without the prior written approval of Purchaser:

                           (a) mortgage, pledge, lien, encumber or charge any of the Assets or the Gaming Assets except in the ordinary course of business, but in no event shall Seller encumber the Assets or Gaming Assets for a collective sum in excess of $75,000 without first obtaining Purchaser's consent thereto;

                           (b) sell or transfer the Real Estate except as provided by Section 2.5 herein.

                           (c) sell or transfer any of the Personal Property included as part of the Assets or any of the Gaming Assets other than in the ordinary course of business (Purchaser acknowledges and agrees that there is an industry trend to reduce the number of slot machines and agrees and consents that Seller shall be permitted, in its ordinary course of doing business between the Effective Date and the Closing Date, to reduce the number of slot machines located in the Business Premises by not more than thirteen percent (13%) during such time);

                           (d) cancel or terminate (other than for cause or in the ordinary course of business) any of the Assumed Contracts or, without Purchaser's prior written consent, enter into any new contracts in excess of $25,000.00 which cannot be terminated on thirty (30) days notice without liability to Purchaser (in any event, any such new contract will not have a monthly payment obligation greater than

                  $25,000.00 unless Purchaser has approved such contract in writing unless otherwise permitted by this Agreement);

                           (e) waive any material rights of substantial value which are included as a part of the Assets or the Gaming Assets;

                           (f) enter into any Advance Bookings affecting periods following the Transfer Time other than in the ordinary course of business;

                           (g) operate the Businesses other than in the ordinary course of business except in times of, or in response to, emergencies which are not of the Seller's own making;

                           (h) permanently remove from the Business Premises any material Asset or any material Gaming Asset unless (i) such Asset or Gaming Asset is being replaced in the ordinary course of business, (ii) such removal is at Purchaser's request or is otherwise consented to by Purchaser, or (iii) such removal is required by law;

                           (i) except as provided for in Schedule 9.2(i), renew or extend any Lease (which Seller is not legally obligated to so renew or extend) or otherwise enter into any lease other than on a month-to-month tenancy unless, to the extent permitted by applicable Nevada gaming laws: (i) Seller shall have first given Purchaser not less than ten (10) Business Days prior written notice of any such proposed action and (ii) Purchaser shall have given Seller its prior written approval thereof, which approval Purchaser shall not unreasonably withhold and such renewal, extension or leasing is done in the ordinary course of Seller's business;

                           (j) except as may be required by a Union Contract, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan, current practice or arrangement, except that, notwithstanding this clause to the contrary, Seller may grant or agree to provide or pay (i) salary increases or other employee benefit arrangements in the ordinary course of business and (ii) non-recurring bonuses which do not comprise part of the regular employment compensation; or

                           (k) make any representation to any employee of Seller that is inconsistent with or contrary to the provisions of this Agreement.

         Purchaser agrees to respond to Seller's request with respect to any of the matters set forth in this Section 9.2 within ten (10) Business Days after receipt by Purchaser of Seller's written request, and the failure of Purchaser to respond within such ten (10) Business Day period shall be deemed disapproval thereof by Purchaser. Purchaser shall not unreasonably withhold any consent or approval.

         9.3 Insurance. Seller will use its commercially reasonable efforts to maintain in full force and effect its existing insurance covering the Businesses, the Assets and the Gaming Assets. Seller, however, shall have the right to change insurance carriers provided the same general level and type of coverages are obtained and there is no gap in coverage.

ARTICLE 10.  OTHER OBLIGATIONS

         10.1     Access: Observers: Confidentiality.

                           (a) After the date hereof and prior to the Closing, upon prior written notice from Purchaser and, if requested by Seller, accompanied by a representative of Seller, Seller shall give Purchaser and its representatives, employees and agents reasonable access during normal business hours to the offices of Seller which are located on the Real Estate, and to the books and records relating to the Assets and the Gaming Assets, unless prohibited by law or regulation, and shall furnish Purchaser during such period with such information in Seller's possession concerning the Assets and the Gaming Assets, unless prohibited by law or regulation, and operation of the Businesses as Purchaser may reasonably request. Seller and Purchaser agree that prior to the Closing, Seller shall have no obligation to give Purchaser the names or addresses of, or other identifying information with respect to, any of Seller's customers, and Purchaser shall not have any access to such identifying information. Purchaser shall, subject to all gaming laws and regulations and the foregoing, be permitted to access through the General Manager of each of the Businesses, the directors of each department within each of the Businesses and to consult with such directors and General Managers regarding the Businesses and shall be furnished during such period with all such information concerning the Businesses and the Property as Purchaser may reasonably request. Any such access, consulting and the furnishing of any such information shall not unduly interfere with the normal activities of the Businesses.

                           (b) Unless otherwise agreed to in writing by Seller, except as required by law, Purchaser agrees to keep all the data and information it has received or will receive from Seller or Seller's representatives or in the exercise of Purchaser's rights under this Section 10.1 confidential and not to disclose or reveal any such information or data to any person other than those employed or hired by Purchaser who are actively and directly participating in the evaluation of the information and data for the purpose of evaluating the transaction contemplated by this Agreement and the representations and warranties contained herein and to cause those persons to observe the above and not to use said information and data for any purpose other than in connection with the evaluation and consummation of the transaction set forth herein. Said persons shall execute a confidentiality agreement as provided by Seller prior to their having access to such information. If the transaction set forth herein does not close, upon Seller's request, Purchaser will promptly deliver to Seller all of said information and data including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in Purchaser's possession or in the possession of any of its representatives. Purchaser agrees that in the event of disclosure of any confidential information by Purchaser, its principals, directors, officers, employees, agents, attorneys or representatives that Seller shall have all remedies available at law or in equity for such disclosure.

         10.2 No Control. Prior to the Transfer Time, Purchaser shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Assets, the Gaming Assets or the Businesses. Until the Transfer Time, the operations and affairs of the Businesses are the sole responsibility of and (subject to the provisions of Article 9 hereof) under Seller's complete control.

         10.3 Hart-Scott-Rodino Filing. Purchaser and Seller shall use their respective best efforts to comply with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), to the extent applicable to the transactions contemplated by this Agreement, and shall make their initial filings with the Federal Trade Commission and the United States Department of Justice so as to not adversely affect the confidential nature of the transactions contemplated in this Agreement but in no event later than sixty
(60) days following the Effective Date. Each party agrees to use its best efforts to satisfy any requests for additional information or other requirements imposed by the Federal Trade Commission or the Department of Justice in connection with the transactions contemplated by this Agreement as soon as practical and, if requested by any party, to request early termination of any waiting period otherwise imposed by statute. Purchaser shall pay the filing fee, if any, required under the HSR Act. As set forth in Sections 11.1(d) and 11.3(d) hereof, termination of the HSR Act waiting period, or expiration thereof, without objection to the consummation of the transaction contemplated hereby, is a condition to Purchaser's and Seller's obligations hereunder. The parties agree that the HSR filing shall take place timely but the timing of the filing shall be determined so as to minimize the likelihood of a premature public disclosure of the transactions contemplated herein.

         10.4 Cooperation. Each party shall use all reasonable good faith efforts to make or file all other required notifications and to obtain all consents, approvals and authorizations which must be obtained by such party in order to consummate the transactions contemplated hereby. Each party shall render the other its full and complete cooperation in giving such notices or obtaining such consents, approvals and authorizations. Each party covenants and agrees promptly to furnish to the other all information and data in the furnishing party's possession requested in writing by the requesting party which such furnishing party has the right to disclose and which is reasonable or necessary in order to assist the requesting party to give the necessary notices or secure the permits, licenses and approvals required as contemplated by this Agreement. Each party covenants and agrees to promptly notify the other of any claim, action, suit, proceeding or investigation which is commenced or threatened and becomes known to either of them between the date hereof and the Closing relating to the Businesses or this Agreement.

         10.5     Financial Information.

         Seller agrees to furnish to Purchaser at any time (so long as the request is no sooner than ninety (90) days following the year end in which the Closing occurs), its audited financial statements for the fiscal year in which the Closing occurs and for any fiscal year prior thereto. Said statements shall include, but need not be limited to, a balance sheet, statement of income from operations, and statements of cash flows, certified by Accountant. Seller agrees during the period between the date hereof and the Transfer Time to provide Purchaser upon its written request with the latest available monthly unaudited financial statements of the Businesses.

         10.6 Gaming and Liquor License. (a) Purchaser will file within 45 days of the Effective Date applications with the Nevada Gaming Authorities for nonrestricted gaming licenses and all liquor licenses in connection with the Businesses ("Liquor Licenses"), and all related necessary findings of suitability, registrations and approvals, and Seller will file applications for all approvals it may require from the Nevada Gaming Authorities, including, without limitation, approval for sale of the Gaming Assets (collectively the "Gaming Licenses"). Purchaser and Seller will use their best efforts to obtain their respective Gaming Licenses and the Liquor Licenses by May 1, 2003, including, without limitation, responding promptly to all requests made by the Nevada Gaming Authorities. Upon request of Purchaser, Seller shall promptly deliver to Purchaser a copy of its written system of internal control, and all amendments thereto, submitted to the Nevada State Gaming Control Board pursuant to Regulation 6.090 of the Regulations of the Nevada Gaming Commission. Purchaser may adapt and use said system of internal control in its operation of the Business Premises. Notwithstanding anything to the contrary contained herein, the failure to timely file a complete Application or to obtain Gaming Licenses (including the Liquor Licenses) or Purchaser's withdrawal of its Application or the denial of its Application shall relieve Purchaser of its obligation to consummate the transactions contemplated hereby, but in such event Purchaser shall not be entitled to the return of the Earned Proxy Deposit Standstill Deposit and Deposit or the Closing Extension Fee, and Escrowee shall forthwith pay the Earned Proxy Deposit, Standstill Deposit and Deposit or Closing Extension to Seller;

         (b) Purchaser shall provide to Seller within five (5) business days of filing with the Nevada Gaming Control Board a copy of Purchaser's (or Licensee's) original (corporate or other) licensing application as filed with the Nevada Gaming Control Board together with page 4 of each Form 7 (multi Jurisdictional Personal History Disclosure Form) filed with the Nevada Gaming Control Board by all persons associated with Purchaser filing such Form (collectively "Licensing Information"). The date of Seller's receipt shall be the "Gaming Disclosure Date". If any material amendments are made to those applications they shall be provided to Seller within five (5) business days. Seller represents and warrants to Purchaser and Purchaser's principals that it will limit disclosure of the Licensing Information to the Sellers' Boards of Directors and Seller's legal counsel. Seller agrees that all Licensing Information is strictly confidential and that the Purchaser's application may contain proprietary and trade secret information and that the disclosure of any of the Licensing Information will be detrimental to the Purchaser and the associated individuals. For this reason, Seller agrees that in the event of disclosure of any Licensing Information by Seller, its directors, officers, employees, agents, attorneys or representatives that Purchaser shall have all remedies available at law or in equity for such disclosure.

         10.7 Bulk Transfer Compliance. Seller and Purchaser agree and acknowledge that Nevada has repealed Article 6 of the Nevada Uniform Commercial Code, NRS Section 104.6101, et. seq., relating to Bulk Transfers.

         10.8 Access to Real Estate. Seller shall afford Purchaser, upon prior notice from Purchaser and, if requested by Seller, accompanied by a representative of Seller, reasonable access to the Real Estate for the purposes of reviewing the condition thereof and the Assets thereon. Any entry thereon by Purchaser shall be subject to and conducted in accordance with any applicable Leases or subleases, which have been disclosed to Purchaser and any necessary approvals of the Nevada Gaming Authorities and in such a manner as to minimize interference with the operation of the Businesses and occupancy of all property entered on by Purchaser.

         If this Agreement is terminated other than by Seller's Default, Purchaser, if legally permitted, shall deliver to Seller, at Seller's request, the results and copies of any and all surveys, reports, tests or studies made by or for Purchaser with respect to the Real Estate or the other Assets upon payment to Purchaser of the actual cost of copying such surveys, reports, tests or studies.

         10.9     Notices of Governmental Action.

                           (a) Prior to the Closing, Seller shall provide Purchaser with notice of and copies of any document relating to (i) any condemnation proceedings affecting the use and operation of the Real Estate as it is currently used and operated of which Seller receives official written notice or of which Seller obtains knowledge after the Effective Date, and (ii) any zoning proceedings of which Seller receives official notice or of which Seller obtains knowledge after the Effective Date which would affect the Purchaser's ability to continue to operate the Businesses at a level comparable to that at which the Businesses are being operated as of the Effective Date;

                           (b) In the event a notice is received by Seller prior to Closing from any governmental body relating to the Business Premises claiming any violation of any Law (which Law is in effect on the date hereof), Seller shall within two (2) business days of receipt of said notice (but in no event later than the Closing Date) provide Purchaser with a copy of the notice. To the extent the work required by a notice which was received by Seller prior to Closing has not been completed within thirty (30) days prior to the Closing Date, Purchaser and Seller shall seek to reach agreement on the cost associated with such matter by obtaining three separate bids for the required work from three contractors reasonably acceptable to Purchaser and Seller. If such required work has not been completed at Seller's expense prior to Closing, the Assets Purchase Price shall be reduced by the average of the two closest bids.

         10.10 Hazardous Substance. From the Effective Date, Seller shall comply in all material respects with the requirements of the Hazardous Waste Laws and shall notify Purchaser promptly in the event of any Spill occurring after the date hereof of which Seller has knowledge or of any Hazardous Substance upon the Real Estate known to Seller which would be a violation of the Hazardous Waste Laws, and shall notify Purchaser promptly in the event of any Spill occurring after the date hereof of which Seller has knowledge or of any Hazardous Substance upon the Real Estate known to Seller which would be a violation of the Hazardous Waste Laws, and shall promptly forward to Purchaser copies of all orders, notices, permits, applications or other communications and reports received by Seller in connection with any such Spill or any other matters relating to violation of Hazardous Waste Laws, as they may affect the Real Estate. Seller will not hereafter cause a Spill at, upon, under or within the Real Estate or any contiguous real estate, which would be a violation of the Hazardous Waste Laws. Notwithstanding anything to the contrary contained in this Section, Seller shall not be liable for (and shall not be deemed to have violated this Section 10.10 with respect to) acts of third parties during the period between the Effective Date and the Transfer Time with respect to matters covered by this Section 10.10.

         10.11 Security Deposit. Attached as Schedule 10.11 is a true and complete list as of the date hereof of all deposits with Seller either as security, prepayment of rent, or otherwise, under the Leases.

         10.12 Certificates of Inspection. Prior to the Closing, upon Purchaser's request, Seller will reasonably cooperate with the Purchaser's applications for business licenses and permits, which Purchaser anticipates will result in inspections of the Business Premises by the appropriate Fire Department, the Department of Building and Safety and the Health Department. Any modifications required upon a change of ownership shall be the responsibility of the Purchaser. Changes required to continue Seller's operation of the Businesses are Seller's responsibility.

         10.13 Transfer of Telephone Numbers. Purchaser and Seller shall use commercially reasonable efforts for the transfer of the telephone numbers and listings associated with the Businesses to Purchaser effective as of the Closing. Purchaser and Seller agree that as to the telephone number 800-634-6703 Purchaser and Seller may both use such telephone number for a period of six (6) months from the Closing Date and Seller agrees that it will not delete references on the 800-634-6703 telephone number recording to the Businesses being acquired by Purchaser hereunder for such six month period without the prior consent of the Purchaser and Seller will forward calls for the Businesses for a period of not less than six (6) months following the Closing date. After the six (6) months following the Closing Date the telephone number 800-634-6703 shall become the sole and exclusive property of Seller and Purchaser shall have no further rights therein.

         10.14 Estoppel Certificates. Seller shall use its commercially reasonable efforts to deliver to Purchaser written certificates executed by each lessee under each of the Leases dated not more than thirty (30) days before the Closing Date, substantially in the form and substance of the estoppel certificate attached as Schedule 10.14 hereto. In the event Seller is unable to obtain one or more of the above-described estoppel certificates, Seller shall complete such certificate and at the Closing deliver the same to Purchaser as a representation and warranty of Seller to the best of its knowledge.

         10.15 Gaming Taxes. Pursuant to NRS 463.3455, provision shall be made to the satisfaction of Nevada Gaming Authorities that Seller shall be responsible for the payment of any fees or taxes relating to the Businesses due and payable for a period of time prior to the Transfer Time but found due as a result of subsequent deficiency determinations.

         10.16    [INTENTIONALLY OMITTED].

         10.17 Environmental Remediation. In the event of the discovery during the Inspection Period of an Environmental Issue (other than those described in Section 5.7(a)(ii) above and possible ground water contamination resulting from the possible presence of petroleum products along the Union Pacific Right of Way which traverses a portion of the Real Estate), Purchaser shall have the option to either terminate this Agreement as provided in Section 11.1(l) and receive a refund of the Deposit together with interest earned thereon (in which case neither party shall have any further liability under this Agreement), or proceed to Closing with Purchaser assuming the responsibility for the remediation, disposal and removal costs of all Environmental Issues. In the event an Environmental Issues is discovered by Purchaser between the close of the Inspection Period and the Closing Date and Purchaser elects not to proceed with Closing, then Purchaser shall forfeit the Earned Proxy Deposit, Stand Still Deposit and the Deposit unless the Purchaser's failure to discover the Environmental Issue was the result of fraud by the Seller.

         10.18 Environmental Survey. Purchaser will engage an environmental engineer (the "Environmental Engineer") to conduct an environmental survey on the Real Estate. Purchaser agrees to cause the Environmental Engineer to render a final report with respect to the Real Estate not later than 20 days prior to the end of the Inspection Period. Purchaser agrees to cause all written reports or other written information given by the Environmental Engineer to Purchaser to be given concurrently therewith to Seller. Seller shall have the right to make any requests for information directly to Environmental Engineer so long as a representative of Purchaser is present, and Purchaser agrees to cooperate with Seller in connection therewith. The final report or reports prepared by the Environmental Engineer are hereinafter collectively referred to as the "Environmental Report."

ARTICLE 11. CONDITIONS TO CLOSING.

         11.1 Purchaser's Conditions. The obligation of Purchaser to close the transaction contemplated by this Agreement is conditioned upon the satisfaction (or, other than with respect to the condition set forth in Section 11.1(c) hereof, the waiver by Purchaser) on or before the Closing Date, or on or before the indicated date, as the case may be, of each of the following conditions (collectively, "Purchaser's Conditions"):

                          (a) During the Inspection Period Seller has timely provided to Purchaser all due diligence documents or records requested by Purchaser as part of Purchaser's due diligence investigation, unless as provided in Section 7 of the Letter of Intent Seller objected to such request of Purchaser and Purchaser was deemed to have waived its right to terminate the transaction.

                          (b) All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with and performed in all material respects, and all of the representations and warranties of Seller herein shall be true in all material respects on the Closing Date as if made on and as of such date (unless an earlier date is indicated in the representation and warranty, in which case it shall have been true in all material respects as of such earlier date) and Seller shall have delivered to Purchaser a certificate, dated as of the Closing, to that effect;

                          (c) Seller shall have delivered to Purchaser or Escrowee the instruments, documents and certificates required to be delivered pursuant to this Agreement including, without limitation, those described in Sections 13.3 and 13.4 hereof;

                          (d) The waiting period, including extensions thereof, applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have either expired without notice of objection to the transaction or been previously terminated;

                          (e) (i) No action shall have been brought which remains undismissed, the adverse determination of which would materially and adversely affect

                  Purchaser's title to the Total Assets or Purchaser's ability to continue operation of the Businesses, or any one of them, at such level and in such a manner as Seller's level and manner of operation of the Businesses as of the Effective Date, and as to which Seller's legal counsel has rendered its opinion to Purchaser and Seller that it is likely that the determination thereof will materially and adversely affect Purchaser's title to the Total Assets, or Purchaser's continuing operation of the Businesses, or any one of them; and (ii) no injunction shall have been entered which prohibits or makes impossible the consummation of the transaction contemplated hereby, whether preliminary or permanent;

                          (f) Purchaser shall have received the Title Policies subject only to Permitted Exceptions;

                          (g)       (INTENTIONALLY OMITTED)

                          (h) Purchaser shall have received from Seller's counsel an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser and its counsel, that:

                                    (i)      Seller is a duly incorporated and
                          validly existing Nevada corporation in good standing under the laws of the State of Nevada and has all necessary corporate power to enter into and carry out its obligations under this Agreement.

                                    (ii)     This Agreement has been duly and
                          validly authorized by the requisite number of shareholders and directors of each entity comprising Seller so that this Agreement will, on the Closing Date, be valid and binding on Seller and enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that certain provisions of this Agreement may not be enforceable in whole or in part under the laws of the State of Nevada.

                                    (iii)    To such counsel's "actual
                          knowledge" (as "actual knowledge" is defined in the Legal Opinion Accord of the Section of Business Law of the ABA), there is no suit, action, arbitration, legal, administrative, or other proceeding or governmental investigation pending or threatened against Seller which might affect Seller's ability to perform its obligations under this Agreement except those noted in the opinion or on attachment thereto.

                                    (iv)     Neither the execution nor delivery
                          of this Agreement nor the performance by Seller of this Agreement will to such counsel's actual knowledge:

                                             (A)     materially conflict with or
                                                     result in any material
                                                     violation of or constitute
                                                     a material default under
                                                     the Articles of
                                                     Incorporation or Bylaws of
                                                     Seller as presently in
                                                     effect; or

                                             (B)     without independent or
                                                     special inquiry or
                                                     investigation, any judicial
                                                     stipulation, judgment,
                                                     statute, writ, injunction,
                                                     license, permit or decree
                                                     or
                                                     order of any court or
                                                     other governmental
                                                     authority relating to
                                                     Seller and by which Seller
                                                     is bound.

         In rendering such opinion, counsel, at its option, may incorporate by reference all provisions of the said Legal Opinion Accord and may include other routine or reasonable qualifications.

                          (i) Purchaser shall have obtained all necessary approvals from the Nevada Gaming Authorities, and Purchaser shall have obtained all Gaming Licenses and Liquor Licenses.

                          (j) Purchaser shall have approved within the Inspection Period all Assumed Contracts;

                          (k) Seller shall have obtained all necessary approvals or consents of third parties for the Purchaser's assumption of the Assumed Contracts or, in the event such approval or consent is not obtained, the Seller shall retain all liability and obligation as to any such contract. Seller's obligations under this subsection is limited to its use of commercially reasonable efforts to obtain such necessary approvals or consents in a form and substance reasonably satisfactory to Purchaser;

                          (l) Purchaser shall not have elected to terminate this Agreement pursuant to its rights under
                  Section 10.17.

         11.2 Failure of Purchaser's Conditions. If, as of October 6, 2003 or such later date as Purchaser may elect pursuant to Section 13.1(c), the conditions set forth in Section 11.1 have not been either satisfied or noticed by Purchaser and cured by Seller in accordance with the terms of provisions of
Section 15.2 or waived by Purchaser, then, except as otherwise provided for in

Section 11.6 hereof, this Agreement shall, at Purchaser's option, terminate. Upon such termination, the Deposit and the Closing Extension Fee, if any, together with interest thereon shall be returned to Purchaser, unless the condition which was unsatisfied is that contained in Section 11.1(i), in which event the Deposit shall be paid by Escrowee to Seller and the Closing Extension Fee, if any, shall be retained by Seller. In addition, if the failure of such condition is also a Seller's Default (as hereinafter defined), Purchaser shall also have all the rights described in Section 15.1.

         11.3 Seller's Conditions. The obligation of Seller to close the transaction contemplated by this Agreement is conditioned upon the satisfaction (or, other than with respect to the condition set forth in Section 11.3(d) hereof, the waiver by Seller) on or before the Closing Date, or on or before the indicated date, as the case may be, of each of the following conditions (collectively, "Seller's Conditions"):

                           (a) All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with and performed in all material respects, and all of the representations and warranties of Purchaser herein shall be true in all material respects on the Closing Date as if made on and as of such date (unless an earlier date is indicated in the representation and warranty, in which case it shall have been true in all material respects as of such earlier date), and Purchaser shall have delivered to Seller a certificate, dated as of the Closing, to that effect;

                           (b) Purchaser shall have delivered to Seller or Escrowee the instruments, documents and certificates required to be delivered pursuant to this Agreement including, without limitation, those described in Section 13.5 hereof;

                           (c) Seller shall have received from Purchaser's counsel an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, that:
                                    (i)      Purchaser is a duly incorporated
                           and validly existing Nevada corporation in good standing under the laws of the State of Nevada and has all necessary corporate power to enter into and carry out its obligations under this Agreement;

                                    (ii)     This Agreement has been duly and
                           validly authorized by the requisite number of shareholder and directors of Purchaser so that this Agreement and will, on the Closing Date, be valid and binding on Purchaser and enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that certain provisions of this Agreement may not be enforceable in whole or in part under the laws of the State of Nevada;

                                    (iii)    To such counsel's "actual
                           knowledge" (as "actual knowledge" is defined in the Legal Opinion Accord of the Section of Business Law of the ABA), there is no suit, action, arbitration, legal, administrative, or other proceeding or governmental investigation pending or threatened against Purchaser which might affect Purchaser's ability to perform its obligations under this Agreement except those noted in the opinion or on attachment thereto;

                                    (iv)     Neither the execution nor delivery
                           of this Agreement performance by Purchaser of this Agreement will to such counsel's "actual knowledge":

                                             (A)     Materially conflict with or
                                                     result in any material
                                                     violation of or constitute
                                                     a material default under
                                                     the Articles of
                                                     Incorporation or Bylaws of
                                                     Purchaser as
                                                     presently in effect; or

                                             (B)     Without independent or
                                                     special inquiry or
                                                     investigation, any judicial
                                                     stipulation, judgment,
                                                     statute, writ, injunction,
                                                     license permit or decree or
                                                     order of any court or other
                                                     government authority
                                                     relating to Purchaser and
                                                     by which Purchaser is
                                                     bound.

                           (d) The waiting period, including extensions thereof, applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have either expired without notice of objection to the transaction or been previously terminated;

                           (e) Purchaser and Seller shall have obtained all necessary approvals from the Nevada Gaming Authorities;

                           (f) Purchaser shall have provided to Seller the approval of the execution of this Agreement by Purchaser's shareholders and Board of Directors by the Effective Date;

                           (g) A majority of Seller's shareholders shall have approved this Agreement as required under Seller's bylaws and NRS 78.560.

         11.4 Failure of Seller's Conditions. If, as of October 6, 2003 or such later date as Purchaser may elect pursuant to Section 13.1(c), the conditions set forth in Section 11.3 have not been either satisfied or noticed by Seller and cured by Purchaser (excluding subparagraph (g)) in accordance with the terms and provisions of Section 15.4 hereof, or waived by Seller, this Agreement shall, at Seller's option, terminate.

         11.5 Seller's Production of Records. Notwithstanding anything to the contrary herein, under no circumstances shall Seller be required to produce records or documents that do not exist, or that it is prohibited or restricted by law from disclosing and in such circumstance Purchaser shall have no right to terminate.

         11.6 Failure of Certain of Seller's Representations and Warranties Between October 6, 2003 and the Transfer Time. Notwithstanding anything to the contrary contained in this Agreement if: (i) the Closing is extended beyond October 6, 2003 and the conditions set forth in Sections 11.1(d) and 11.1(i) have not occurred; (ii) Purchaser has not advised Seller in writing that any of the representations and warranties of Seller were un-true in any material respects as of October 6, 2003; and (iii) between October 6, 2003 and the Closing Date any of the representations and warranties set forth in Sections 6.1(m), 6.1(n), 6.1(o), 6.1(p), 6.1(r), 6.1(x), 6.1(aa), 6.1(ff) and 6.1(mm) are
no longer true in all material respects, Purchaser shall not be able to use the fact that such representations and warranties are no longer true in all material respects as a basis for not Closing, or as a basis for any suit against Seller based on such failure of any of the said specified representations and warranties, unless the reason for such representations and warranties no longer being materially true is because of the acts or omissions of Seller.

ARTICLE 12. ESCROW.

         Concurrently with the execution hereof, Purchaser and Seller shall open an escrow (the "Escrow") with both Escrowees by delivery of a fully executed copy of this Agreement to both Escrowees. Escrowees will notify Seller and Purchaser when Escrow has been opened. This Agreement together with the Recording Instructions shall constitute joint escrow instructions to the Escrowees. In addition, Seller and Purchaser agree to be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by other Escrowee or the parties hereto in order to consummate the purchase and sale described, or otherwise to distribute and pay the funds held in Escrow as provided in this Agreement; provided, that in the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement and the Recording Instructions, the terms and provisions of this Agreement and the Recording Instructions shall control, absent an express written agreement between Seller and Purchaser to the contrary which acknowledges this Article 12. The Real Estate shall be conveyed at the Closing through Escrow. The other Assets shall be conveyed at the Closing outside of Escrow, all in accordance with the terms and provisions of this Agreement.

ARTICLE 13.  CLOSING.

         13.1     Time: Location.

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                           (a)      The consummation of the purchase and sale of
                  the Total Assets (subject to Section 13.7 hereof as to the Gaming Assets) pursuant to this Agreement (the "Closing") shall be held at the office of Nevada Title Company, 3320 West Sahara, Suite 200, Las Vegas, Nevada, 89102, and shall be deemed to occur at midnight following 11:59 p.m. on the Closing Date (the "Transfer Time"). Seller shall be responsible for coordinating a single location of the Closing at which both Escrowees and both Title Insurers participate.

                           (b) The parties shall prepare a detailed Change Over Plan and submit it to the Nevada Gaming Authorities with sufficient time to allow their review and approval prior to the Closing Date.

                           (c) Subject to the provisions of Sections 11.1, 11.3, 15.2 and 15.4, the Closing shall occur within 30 days after the end of the Inspection Period or as soon as practical after satisfaction (or waiver by the applicable party) of the conditions set forth in Sections 11.1(c), 11.1(h) and 11.1(i) in the case of Purchaser and Sections 11.3(c), 11.3(d) and 11.3(e) in the case of Seller, but in no event later than October 6, 2003; provided, further if Purchaser is unable to proceed to Closing on October 6, 2003, Purchaser shall be required to pay to Seller an extension fee (the "Closing Extension Fee") of $100,000 for each of up to eight one month extensions unless the inability to proceed to Closing is due to Seller's unfulfilled obligation. Each one month Closing Extension Fee shall be payable at the beginning of the one month extension period and shall be deemed earned by Seller when paid and shall be paid into Escrow by Purchaser. For example, if Purchaser must close by October 6, 2003 but extends closing twice,

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
                  the first payment is due October 6, the second payment November 6. The right of Purchaser to extend the Closing shall also be conditioned on Purchaser not being in default under the terms of this Agreement. Purchaser shall notify Seller in writing within five (5) business days of the date Purchaser receives notice of the date of its scheduled hearing before the Nevada State Gaming Control Board. As used herein, the "Closing Date" shall mean and refer to the date on which the Closing takes place.

                           (d)      The Closing Extension Fee shall be
                  non-refundable but shall be credited against the Assets Purchase Price in the event the Closing occurs.

         13.2 Recordation of Deeds. Upon the Closing, the Closing shall, for all purposes under this Agreement, be deemed to have occurred as of the Transfer Time. The matters and deliveries hereafter described in this Article 13 shall be deemed accomplished concurrently. The recordation of the Deeds shall be accomplished on the Closing Date, if possible, but in any event not later than one (l) day following the Closing and only then provided that the Title Insurer will insure over the gap.

         13.3 Seller's Delivery to Purchaser. At the Closing, Seller shall deliver to Purchaser:

                           (a)      a bill of sale, and endorsements of
                  certificates of title where appropriate, and/or other appropriate instruments of conveyance for the Personal Property in favor of Purchaser in a form reasonably satisfactory to Purchaser's and Seller's counsel;

                           (b) assignment(s) of the Assumed Contracts assumed by Purchaser; which assignment(s) Purchaser shall execute evidencing its assumption of Seller's obligations and liabilities with respect thereto as provided herein, including an

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
                  Assignment and Assumption of Leases in a form reasonably satisfactory to Purchaser's and Seller's counsel, a Memorandum of Assignment and Assumption of Leases duly recordable in a form reasonably satisfactory to Purchaser's and Seller's counsel, and an Assignment and Assumption of Contracts in a form reasonably satisfactory to Purchaser's and Seller's counsel;

                           (c) assignment(s) of the Intangible Property, including an Assignment of Intangible Property in a form reasonably satisfactory to Purchaser's and Seller's counsel, an Assignment of Federal Trademarks in a form reasonably satisfactory to Purchaser's and Seller's counsel, an Assignment of Trademarks (California) in a form reasonably satisfactory to Purchaser's and Seller's counsel, and Assignment of Trademarks (Nevada) in a form reasonably satisfactory to Purchaser's and Seller's counsel;

                           (d) a written statement by Seller in a form reasonably satisfactory to Purchaser's and Seller's counsel certifying to Purchaser that Seller's representations and warranties contained in Article 6.1 are remade as provided therein;

                           (e) Seller's customer and player lists and related documents and any other documents, instruments or agreements called for under this Agreement which have not previously been delivered; and

                           (f) an Assignment of Warranties, assigning all warranties held by Seller to the extent assignable, in form and substance reasonably acceptable to Seller and Purchaser.

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
         13.4 Seller's Deliveries to Escrowee. At or before the Closing, Seller shall deliver to Escrowee:

                           (a) Grant, Bargain and Sale Deeds conveying fee simple title to the Real Estate, subject only to the Permitted Title Exceptions except as otherwise expressly provided herein, in a form reasonably satisfactory to Purchaser's and Seller's counsel;

                           (b)      [INTENTIONALLY OMITTED]

                           (c) a "non-foreign affidavit," properly executed by an officer of Seller, and each of them, in a form reasonably satisfactory to Purchaser's and Seller's counsel, containing such information as shall be required by Section 1445(b) (2) of the Code and the temporary regulations issued thereunder; provided, however, that in the event final regulations shall have been issued under Section 1445(b) (2) of the Code by the Closing Date, such non-foreign affidavit shall be in the form required thereunder.

         13.5 Purchaser's Deliveries to Escrowee. At the Closing, Purchaser shall deliver to Escrowee:

                           (a) the Assets Purchase Price Balance; provided, however, that (A) the Assets Purchase Price Balance shall not be disbursed to Seller until the Deeds are recorded and the Title Companies commit to issue the Title Policies, and all interest earned on the Assets Purchase Price until the Deeds are recorded shall be the property of and paid to Purchaser, and (B) Purchaser shall cause Escrowee to withhold such amount therefrom as Purchaser estimates is necessary to comply with the provisions of NRS 612.695, 372.620, 616.323 and 364A.200 or to which

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
                  the Businesses or a portion thereof may be subject pursuant to NRS 244.335 until such time as Seller furnishes Purchaser and Escrowee the receipts or certificates provided for in said statutes or, if not so provided for, such evidence as Purchaser may reasonably require to assure Purchaser that the applicable obligations have been paid, provided for or bonded. If Seller does not produce such receipts or certificates within the time periods provided in said statutes, or if any lien or other claim therefore is asserted against Purchaser or the Businesses, Purchaser shall cause Escrowee to pay such withheld sums to the appropriate authority; and

                           (b)      the Gaming Assets Purchase Price.

         13.6 Purchaser's Deliveries to Seller. At the Closing, Purchaser shall deliver to Seller:

                           (a) the instruments and documents, if any, to be accepted and executed by Purchaser as specified in Sections
                  13.3 and 13.4 hereof;

                           (b) a written statement by Purchaser certifying to Seller that all of Purchaser's representations and warranties contained herein are deemed remade as of the Closing Date except to the extent otherwise provided for herein; and

                           (c)      any other documents, instruments or
                  agreements called for under this Agreement which have not previously been delivered.

         13.7 Transfer of Possession. Possession of the Total Assets shall be delivered to Purchaser at the Transfer Time.

         13.8 Transfer of Liquor Assets. Seller shall transfer by sale or otherwise all unopened liquor located on the Business Premises as of the Transfer Time to the Liquor Wholesaler for resale to Purchaser. The transfer of the Liquor Assets shall be subject to the pro-ration provisions of
Section 14.1(f).

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
ARTICLE 14.  PRORATIONS, ALLOCATIONS, ADJUSTMENTS AND CLOSING COSTS.

         14.1 Pro-rations and Allocations. Credits and payments shall be prorated, allocated and adjusted as of the Transfer Time (except as otherwise indicated), including, but not limited to:

                           (a) Non-delinquent real and personal property taxes, including assessments.

                           (b) All unrefunded cash deposits made to Seller by guests or customers (including advance reservation cash deposits), for rooms or services to be furnished after the Transfer Time shall be paid by Seller to Purchaser and Purchaser shall thereafter assume all obligations and liabilities with respect to the amount of such deposits paid to Purchaser. Seller shall have no further liability or responsibility thereafter with respect thereto. Notwithstanding the foregoing, Seller shall be entitled to retain such deposits to the extent of rooms and/or services furnished by Seller up to the Transfer Time.

                           (c) All security and other deposits, advance or prepaid rents, or deposits paid to Seller (collectively, "Advances") which are non-refundable shall be transferred to and assumed by Purchaser as of the Transfer Time. All refundable Advances and "front money" deposits (including Advances the refundability of which is disputed) shall be paid by Seller to Purchaser and Purchaser shall thereafter assume all responsibility with respect to the amount of such Advances paid to Purchaser. Seller, however, shall retain all "Key Money."

                           (d) All guest ledger receivables (charges accrued by hotel guests currently at the Business Premises as of the Transfer Time) shall be the property

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
                  of Seller. Room rentals for the night during which the Transfer Time falls shall be split equally between Seller and Purchaser. All restaurant and lounge revenues shall be Seller's up to the Transfer Time.

                           (e) Utilities, prepaid expenses, and all other operating income and expenses shall be prorated as of the Transfer Time. In lieu of prorating power, gas, water and other utility fees and charges (other than telephone), the appropriate Utilities shall be advised to take meter readings as close as practicable to the Transfer Time, to bill Seller for service prior to such readings and to bill Purchaser for service thereafter. Said readings may occur before or after the Transfer Time. Telephone Service Providers shall be informed to cancel Seller's service as of the Transfer Time and to transfer service and the telephone numbers of the Businesses to Purchaser. The next regular billing of Telephone Service Providers will be sent to Purchaser. Upon receiving a copy of said bill, Seller shall pay Purchaser for those charges attributable to calls made before the Transfer Time. General service charges will be prorated as of the time of the billing on the basis of the number of days before and after the Transfer Time, respectively. Purchaser shall make appropriate arrangements for transfer of all necessary utility and other services into its name to be effective as of the Transfer Time.

                           (f) Not later than seven (7) days after the Effective Date hereof (or at such other time as Purchaser and Seller may agree), Seller shall provide to Purchaser a copy of any monthly inventory records which exist reflecting the quantity of all supplies of Consumables, furniture, fixtures and equipment and all

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
                  Gaming Assets which are used in or have been purchased for use in the Business during the preceding 12 months.

                           Within 10 days following Transfer Time, Purchaser
                  shall make an inventory of all Consumables, furniture, fixtures, equipment and Gaming Assets which are transferred to Purchaser by Seller as part of the sale of the Total Assets.

                           Any material reduction in the second inventory from
                  the 12 month average of Seller's inventory shall reduce the Total Purchase Price, by the total amount of the difference in inventory transferred at Closing and the 12 month average (allowance for normal seasonal adjustments in inventory shall be permitted). For the purposes of this Agreement, a material reduction shall mean a reduction in the value of the inventory (which is not a normal seasonal adjustment) by Twenty-five Thousand Dollars ($25,000.00) or more, the same being based on Seller's costs.

                           (g) All accrued and accruing gaming obligations as of the Transfer Time relating to any progressive prizes associated with bingo, slot machines, slot club, and coin operated gaming devices shall be assumed by Purchaser. Seller shall reimburse Purchaser for 30% of the slot club liabilities that are outstanding for 12 months or less. Seller shall pay to Purchaser all amounts bet with respect to Las Vegas Club sportsbook futures and all keno and racebook futures, the results of which occur after the Transfer Time. All Plaza sportsbook futures shall remain the property of Coast Resorts.

                           (h) The parties agree and acknowledge that Seller's share of condemnation proceeds, if any, (less any reasonable expenses of Seller relating to such condemnation) shall be the property of Purchaser provided Closing occurs. Seller agrees that Purchaser shall be consulted with and shall have the right to approve any settlement offer that is of an amount which is less than 75% of the allocated portion of the Purchase Price assigned to the condemned property by the Seller as provided in Section 5.5 that is made in any condemnation proceeding affecting any portion of the Real Property which approval shall not be unreasonably withheld. There shall be no right of approval with respect to the real property that is the subject of United Title's preliminary title report. If a condemnation which was begun prior to Closing is not concluded as of Closing, Purchaser shall assume the defense of such proceeding with the full cooperation of Seller. If Seller has not been paid a condemnation award by the condemnor as of Closing, Seller shall deliver to Purchaser at the Closing an assignment of said proceeds in form and substance reasonably acceptable to Purchaser. If condemnation proceeds have already been paid to Seller by the Closing, the Assets Purchase Price shall be reduced by an amount equal to the amount of such proceeds less any reasonable expenses of Seller relating to such condemnation.

                           (i) At the Transfer Time, Seller shall either remove all cash and tokens from the slot machines and casino cages, casino bankroll, customer's letters of credit, Certificates of Deposit or Purchaser shall pay to Seller an amount in cash equal to the face amount of such. Purchaser shall be required to provide Seller with two weeks prior written notice in the event Purchaser elects to pay Seller for the cash equivalents described herein.

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
                           (j)      Insurance proceeds for any and all
                  unrepaired or unrestored damage to the Business Premises as of the Closing Date;

                           (k) At Closing Seller shall sell all Liquor Assets to a Liquor Wholesaler. The amount received by Seller shall be credited to the Purchase Price. It is anticipated that Purchaser shall acquire those liquor assets at Closing.

                           (l) Except as otherwise set forth herein, Purchaser and Seller shall account and pay for the foregoing and any other applicable prorations and allocations within three (3) Business Days after the Transfer Time. The prorations, allocations, adjustments and other accountings required under this Agreement (collectively, the "Prorations") shall be made by authorized representatives of Seller and Purchaser, each party to bear its own costs and expenses in connection therewith.

         14.2 Proration Disputes. If Purchaser and Seller are unable to agree within three (3) Business Days upon the appropriate proration of or payment due for an item of revenue or expense or other item pursuant to this
Article 14, then either party may require that the Accountant determine the amount of the proration or payment as of the Transfer Time consistent with the provisions of this Agreement. All undisputed amounts shall be paid within three
(3) Business Days after the Transfer Time. Accountant shall make such determination as promptly as possible and in no event later than forty-five (45) days following such employment. The amount of the proration or payment as of the Transfer Time as determined by Accountant shall be final and binding upon Seller and Purchaser. This Section is an agreement to arbitrate as such is defined in NRS ch. 38, NRS Sections 38.75, 38.85 and 38.95 are waived. The time periods contained in NRS Sections 38.145(2) and 38.155(l) are hereby shortened to thirty
(30) days. The
arbitration is to be performed in Clark County, Nevada. Purchaser and Seller each consent to the procedure herein set forth and waive any rights (including any right to a hearing, representation by attorney at such hearing, or any rights with respect to witnesses, cross-examination, subpoenas, and depositions) they may have or conflicting provisions of the Nevada Uniform Arbitration Act, NRS Section 38.15 et seq. The parties agree that judgment may be entered upon the decision of Accountant. The parties agree to cooperate with Accountant and provide any requested information while the determination is pending. Judgment may be entered upon the decision of Accountant. The fees and costs of Accountant in connection with this allocation shall be borne equally by Purchaser and Seller.

ARTICLE 15. DEFAULT.

         15.1     Purchaser's Remedies.

                           (a) In the event of a Seller's Default arising from the failure of a Seller's representation, warranty or covenant discovered prior to Closing:

                                    (i)      Purchaser may terminate this
                           Agreement. Upon such termination, the Closing Extension Fee if paid by Purchaser, together with interest earned thereon, shall be returned to Purchaser and any and all other items deposited by Purchaser with Escrowee, including the Deposit, the Standstill Deposit and the Assets Purchase Price Balance, shall be immediately returned to Purchaser by Escrowee;

                                    (ii)     Purchaser shall also have the
                           right, notwithstanding a Seller's Default hereunder, to proceed with the transaction; and

                                    (iii)    Purchaser shall have the right to
                           seek money damages from Seller only to the extent Purchaser suffers direct damages (but not exemplary, special or consequential) prior to Closing for any actual and material fraud.

                           (b) In the event Purchaser discovers subsequent to Closing, a material and intentional fraud by Seller which has a material adverse impact on Purchaser or the Businesses then Purchaser shall have the right to recover from Seller all actual and consequential damages incurred by Purchaser as a result of such fraud.

         15.2     Notice of Seller's Breach; Right to Cure.

                           (a) If at any time between the Effective Date hereof and the Transfer Time, Purchaser becomes aware of any fact or circumstance which leads it to believe that (i) any representation or warranty made by Seller hereunder either was inaccurate in a material respect when made, except as otherwise provided for in Section 11.5 hereof, or will be inaccurate in a material respect as of the Transfer Time (if remade as of that date), or (ii) that any covenant of Seller cannot be performed by Seller in a material respect on or before the time for performance thereof hereunder (any such inaccuracy or inability being herein referred to as a "Non-Compliance Matter"), or (iii) any condition to Purchaser's obligations to consummate the transaction contemplated hereby (that is not also a Non-Compliance Matter) cannot be satisfied (any such condition being herein referred to as a "Failed Condition Matter"), Purchaser shall give prompt written notice to Seller (the "Non-Compliance Notice"), which notice shall set forth in reasonable detail the asserted Non-Compliance Matter or the Failed Condition Matter.

                           (b) Seller shall correct any Non-Compliance Matter except to the extent the Non-Compliance Matter results from a Title Non-Compliance Matter.

                           (c) Seller shall have the option, exercisable in its sole discretion, to cure any Failed Condition Matter or any Title Non-Compliance Matter.

                           (d) In the event that within thirty (30) days after receipt of the Non-Compliance Notice, Seller shall (i) cure the Non-Compliance Matter or (ii) shall agree to reduce the Assets Purchase Price by an amount sufficient to correct such Non-Compliance Matter (provided that the Non-Compliance Matter is curable by the payment of money), or (iii) shall cause the Failed Condition Matter to no longer be a Failed Condition Matter, Purchaser may not seek the remedies provided in Section 15.1 hereof and must consummate the transactions contemplated by this Agreement.

                           (e) In the event the Non-Compliance Matter is not cured as provided for in Section 15.2 (d) hereof within said thirty (30) day period or the Failed Condition Matter remains a Failed Condition Matter at the end of said thirty
                  (30) day period, Purchaser may seek the remedies provided in
                  Section 15.1(a) hereof.

                           (f) In the event the Closing Date is scheduled for a date which is less than thirty (30) days following receipt by Seller of the Non-Compliance Notice, the Closing Date shall be extended for the number of Business Days necessary to allow Seller to have thirty (30) days following receipt of the Non-Compliance Notice to correct any Non-Compliance Matter, Title Non-Compliance Matter or Failed Condition Matter which is the subject of such notice; provided, however, that in no event shall the Closing Date be extended more than thirty (30) days beyond the then scheduled Closing Date.

                           (g) A Non-Compliance Matter (other than a Title Non-Compliance Matter) not corrected by Seller within the time periods set forth in this Section 15.2 is a "Seller's Default."

                           (h)      Notwithstanding anything contained in
                  Section 15.1 or 15.2, Seller shall have no liability for matters Purchaser discovers or should have discovered during its due diligence investigation.

         15.3 Seller's Remedies. In the event Purchaser fails to complete the Closing, unless due to Seller's Default or Seller's breach of this Agreement, then Seller shall have only the right to receive the Earned Proxy Deposit, Standstill Deposit, the Deposit and retain the Closing Extension Fee (if any). In the event of a Purchaser's Default, other than failure to complete Closing, Seller shall have available to it any remedy at law or in equity.

         15.4     Notice of Purchaser's Breach; Right to Cure.

                           (a) If at any time between the date hereof and the Transfer Time, Seller becomes aware of any fact or circumstance which leads it to believe that (i) any representation or warranty made by Purchaser hereunder either was inaccurate in a material respect when made or will be inaccurate in a material respect as of the Transfer Time, or
                  (ii) that any covenant of Purchaser cannot be performed by Purchaser in a material respect on or before the time for performance thereof hereunder (any such inaccuracy or inability being herein referred to as a "Non-Compliance Matter"), Seller shall give prompt written notice to Purchaser (the "Non-Compliance Notice"), which notice shall set forth in reasonable detail the asserted Non-Compliance Matter.

                           (b) Purchaser shall correct any Non-Compliance Matter prior to Closing.

                           (c) In the event the Closing Date is scheduled for a date which is less than thirty (30) days following receipt by Purchaser of the Non-Compliance Notice, other than in connection with the failure by Purchaser to deliver all or any portion of the Assets Purchase Price, the Closing Date shall be extended for the number of Business Days necessary to allow Purchaser to have thirty (30) days following receipt of such written notice to correct any Non-Compliance Matter which is the subject of such notice; provided, however, that in no event shall the Closing Date be extended more than thirty (30) days beyond the then scheduled Closing Date.

                           (d) A Non-Compliance Matter not corrected by Purchaser within the time periods set forth in this Section
                  15.4 is a "Purchaser's Default."

ARTICLE 16.  RECEIVABLES: COLLECTION OF CHIPS AND TOKENS.

         16.1 Collection of Chips and Tokens. Purchaser shall redeem, as Seller's agent but without any liability therefore, any chips or tokens (not to exceed $5,000.00 per individual for the first 3 days following closing and $1,000.00 per individual thereafter without Seller's prior consent), racebook and keno tickets (from any series in use as of the Transfer Time) of Seller relating to the use and operation of the Businesses, which are presented by guests of the Businesses or Purchaser for payment within ninety (90) days (sixty days in the case of racebook tickets only) after the Transfer Time. Seller's chips and tokens, racebook and keno tickets, to the extent redeemed by Purchaser during such ninety (90) day (or sixty (60) days for racebook tickets) period, shall be redeemed as often as weekly by Seller, upon delivery to Seller of such

Seller's chips, tokens, racebook and keno tickets redeemed. Seller agrees to make arrangements for the additional redemption of its chips, tokens and wagers as required by Nevada law.

         16.2 Collection of Receivables. Purchaser shall not be obligated to Seller for the collection of Seller's Receivables, except as follows:

                           (a) Purchaser shall not be obligated to assist Seller in the collection of any Receivables allocated to Seller as provided herein. Purchaser agrees, however, to accept payment from guests and customers of the Businesses which are due to Seller. Seller may provide Purchaser at Closing with a list of customer receivables and Purchaser will forward to Seller within three (3) Business Days as instructed by Seller, any payments on Seller's receivables that Purchaser receives. In the event a customer owing money to Seller wishes to settle such account in cash at a gaming table such cash shall first be applied by Purchaser to credit instruments at the table, then to amounts owed Purchaser either for receivables owed directly to Purchaser or for receivables assigned to Purchaser as a result of the provisions in Section 2.2(1) and then such cash shall be applied to receivables owed to Seller by such customer.

                           (b)      [Intentionally Omitted]

ARTICLE 17.  BAGGAGE AND SAFE DEPOSITS.

         17.1 Baggage. At the Transfer Time an authorized representative of Seller shall perform the following functions for all baggage, trunks, and other property that was checked and placed in the care of Seller: (i) wrap all pieces of baggage with plastic or cellophane and seal with tape; (ii) prepare an inventory ("Inventoried Baggage") of such items indicating the check number applicable thereto; and (iii) deliver the Inventoried Baggage to an authorized representative of Purchaser and secure a receipt for the Inventoried Baggage. Thereafter, Purchaser shall be responsible for such Inventoried Baggage.

         17.2 Safe Deposits. Safe deposit boxes in use by customers at the Transfer Time will be sealed in a reasonable manner mutually agreeable to Purchaser and Seller. At the Transfer Time, Seller and Purchaser shall designate in writing their initial safe deposit representatives. Representatives of both Purchaser and Seller are to be present when a seal is broken. Seller will have no further responsibility for seals broken without the presence of Seller's representative. Purchaser will have no responsibility for loss or theft from a safe deposit box whose seal was broken in the presence of Seller's representative. Seller will make a representative available within one (1) hour after Purchaser notifies a person or persons whom Seller will from time to time designate. All safe deposit keys, combinations and records shall be delivered to Purchaser at the Transfer Time.

         17.3 Valet Parking. At the Transfer Time, an authorized representative of Seller shall perform the following functions for all motor vehicles that were checked and placed in the care of Seller: (i) mark all motor vehicles with a sticker or tape; (ii) prepare an inventory ("Inventoried Vehicles") of such items indicating the check number applicable thereto; and
(iii) transfer control of the Inventoried Vehicles to an authorized representative of Purchaser and secure a receipt for the Inventoried Vehicles. Thereafter, Purchaser shall be responsible for the Inventoried Vehicles.

ARTICLE 18.  LOSS BY FIRE OR OTHER CASUALTY: CONDEMNATION.

         18.1 Fire or Other Casualty: Condemnation. In the event that prior to October 6, 2003, a portion of the Total Assets are destroyed or damaged (as described in Section 18.2 hereof), or if condemnation proceedings are threatened or commenced against all or a portion of the Real

Estate, Seller shall promptly give Purchaser written notice of the occurrence of such damage, destruction or condemnation proceeding. Purchaser shall then have the right, exercisable by giving notice of such decision to Seller within ten
(10) Business Days after receiving such written notice from Seller of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder and the Deposit (and the Closing Extension Fee, if paid by Purchaser), together with interest thereon, shall be returned to Purchaser; provided, however, that in no event shall the Closing Date be extended by reason thereof. If Purchaser elects within such ten (10) Business Day period to accept the Total Assets in their then condition, after deducting all reasonable expenses of Seller actually incurred in repairing damage, if any, all proceeds of insurance (other than any business interruption insurance applicable to periods prior to the Transfer
Time) or Seller's share of any such condemnation awards (but exclusive of awards for business interruption applicable for periods prior to the Transfer Time) or any claim against a third party believed to be responsible for loss or damage shall be paid or assigned to Purchaser at Closing with no reduction in the Assets Purchase Price or Gaming Assets Purchase Price. In the event that, prior to Closing, there is damage to the Total Assets, or any single component of the Total Assets, which does not constitute material damage (as described in section 18.2 hereof) Purchaser shall not have the right to terminate the Agreement by reason thereof and Seller will pay to Purchaser at Closing the cost of all repairs or replacements (unless Seller shall have elected to repair or replace all damaged or destroyed property to Purchaser's reasonable satisfaction prior to Closing). Any payment to be made by Seller shall be based on any bids or other advice from one or more qualified contractor, architect or engineer reasonably acceptable to Purchaser and Seller. In the event of condemnation Purchaser shall not have the right to terminate this Agreement by reason thereof and all condemnation awards payable to Seller by reason thereof shall be paid to Purchaser at Closing with no reduction in the Asset Purchase Price. In the event of a condemnation, Purchaser shall have the right to pursue additional damages or an additional award from the condemning authority.

         18.2 Material Damage. For the purposes of Section 18.1 hereof only, "material damage" shall be deemed to have occurred if the damage is such that it is reasonably expected to prevent or materially and adversely affect the conduct of gaming operations or the operation of the Business for a period in excess of sixty (60) days or result in an insured or uninsured loss in excess of One Million Six Hundred Thousand ($1,600,000.00).

ARTICLE 19.  FINANCIAL RECORDS OF THE BUSINESSES.

         19.1 Maintenance of Books and Records. Seller agrees to maintain at all times prior to the Closing all business and financial records of the Businesses substantially in accordance with current practices in this regard.

         19.2 Purchaser Financial Support Services. Purchaser shall make available to Seller, at Seller's expense, the following financial services for a period of nine (9) months following the Closing Date: (i) sufficient personnel to assist Seller in the accumulation and aggregation of information needed for the conclusion of operations by Seller via manual or magnetic documentation, including support for the final Nevada State Gaming Control Board audit, tax workpapers, W-2 and W-2G filings, and those necessary reports and filings related to the close of Seller's Businesses; and (ii) sufficient administrative and accounting personnel to provide information in Purchaser's possession to Seller necessary to respond to customer loss and damage claims, employee claims, and any other claims made against Seller relating to Seller's operation of the Businesses prior to the Transfer Time.

         19.3 Seller Financial Support Services. Seller shall make available to Purchaser, at Purchaser's expense, the following financial services following Closing:

                           (a) access to any financial information needed for the transition of operation of the Businesses by Seller to Purchaser;

                           (b) sufficient personnel to assist Purchaser in locating information in Seller's records and understanding such records as is necessary for Purchaser to identify the information it requires within Seller's records; and

                           (c) information and assistance necessary to respond to customer loss and damage claims, if applicable, employee claims, and any other claims made against the Businesses, including but not limited to, the Assumed Liabilities.

         This duty to cooperate shall survive so long as any of the Assumed Liabilities remain outstanding.

ARTICLE 20.  ADVISORS, BROKERS', OR FINDERS' FEES.

         20.1 Purchaser. Purchaser agrees to indemnify, defend (with counsel reasonably satisfactory to Seller), and hold Seller and its successors and assigns and their respective directors, officers, affiliates, representatives, stockholders, employees and agents harmless from and against any and all claims, loss, cost, damage and expense, including reasonable attorneys' fees and expenses arising from, by reason of or in connection with any claim for or entitlement to any fee, commission, compensation or reimbursement for brokerage, finders, advisers, or similar services by any person, firm or entity claiming by, through or under Purchaser or any officer, director, agent or affiliate of Purchaser. Purchaser acknowledges that assistance has been provided with this transaction by Weisberg Properties, Inc. and that Purchaser will pay any and all fees which are determined to be owed Weisberg Properties, Inc. for such assistance and to indemnify, defend and hold Seller harmless from any liability relating thereto.

         20.2 Seller. Seller agrees to indemnify, defend (with counsel reasonably satisfactory to Purchaser), and hold and save Purchaser and its successors and assigns and their respective directors, officers, affiliates, representatives, stockholders, employees and agents harmless from and against any and all claims, loss, cost, damage and expense, including reasonable attorneys' fees and expenses arising from, by reason of or in connection with any claim for or entitlement to any such fee, commission, compensation, or reimbursement for brokerage, finders, advisers, or similar services by any person, firm or entity claiming by, through or under Seller or any officer, director, agent, or affiliate of Seller.

ARTICLE 21.  ADDITIONAL POST-CLOSING COVENANTS.

         21.1 Cooperation, Retention of Records. Each party acknowledges that the other may be a party to audits, investigations, litigation and other proceedings following the Closing' which relate to the Businesses or the Assets or the Gaming Assets, and covenants to fully cooperate with the other in the handling or defense of such matters and to maintain and make available to the other upon reasonable request and at the expense of the requesting party (i) any and all files and business records in its custody or control relating to the Businesses or the Assets or to the Gaming Assets, and (ii) any and all individuals employed by the other party hereto whose testimony or knowledge, in the reasonable opinion of the other party's counsel, is necessary or useful to it with respect to the issues involved in such matters or preparation therefore. Each party shall cooperate with the other in the response to audits, investigations, litigation and other proceedings until all such matters are fully concluded. Seller shall keep and maintain all files, records and other information relating to the Businesses which Seller shall retain, either at

Purchaser's offices or at storage locations in Las Vegas, Nevada for a period of at least five (5) years after the Closing. Each party shall be entitled at all reasonable times to inspect and make copies at such party's expense of the other party's pertinent files, records and information.

         21.2 Use of Intangible Property. Immediately after Closing, Seller shall take all appropriate steps to eliminate, cease, abandon and disclaim all use by Seller and its parent and their respective subsidiaries or affiliates of the Businesses name(s) either alone or in conjunction with any other word or phrase. Seller shall as soon as practical after Closing effect an amendment to its articles of incorporation, bylaws and similar charter documents and those of its parent and their respective subsidiaries and affiliates to remove any reference to the Businesses from their respective corporate names and shall permit Purchaser to use such names in its corporate name except, however, Purchaser shall not use the names "Jackie Gaughan" or "Mel Exber" in its corporate names or in regard to the Businesses except as is expressly permitted herein in Section 2.2(g). Seller agrees to cooperate with Purchaser so that such filings of name changes will coincide with Purchaser's filing to preserve the name for Purchaser. Purchaser grants to Seller for a period of 6 months following Transfer Time a license to use the names of the Businesses in the collection of the accounts receivables and settlement of accounts.

         21.3 Assistance with Computer Systems. Seller agrees that for a period of 30 days following Closing, it shall share the computer systems identified in Schedule 2.4(c) and cooperate with Purchaser to the extent necessary to insure a smooth transition from such system to Purchaser's computer system used in the operation of the Businesses.

ARTICLE 22.  EMPLOYEE AND EMPLOYEE BENEFIT MATTERS.

         22.1     Assumption of Employment.

         (a) Immediately after Closing, Seller shall layoff all employees (including those on its active payroll, on lay-off status, on leave of absence status, and those not actively at work due to disability), except for those specifically identified herein. Seller shall inform employees that their layoffs are temporary as the Purchaser is expected to re-hire them. Purchaser agrees to assume the employment of all individuals that were employees of the Seller immediately after Closing on terms comparable to their employment with Seller, except for the individuals that will be identified by Seller at Closing in a then produced Schedule 22.1(a). With respect to employees represented by a labor organization, Purchaser recognizes its obligations under Section 3(a)(v) and
Section 22.9.

         (b) Upon assuming employment of Seller's employees as set forth herein at Section 22.1(a), Purchaser will provide benefits to employees comparable to as those provided by Seller. In furtherance of the foregoing, Purchaser shall, with respect to all of its employees who were employed by the Seller immediately preceding the Closing Date and who are offered employment with the Seller in accordance with this Agreement ("Affected Employees"), (1) grant credit for and otherwise recognize all periods of employment with Seller under all of Purchaser's benefit plans, programs, and policies ("Purchaser's Plans") for all purposes, other than for determining benefit accrual under any defined benefit pension plan, including for purposes of satisfying eligibility waiting periods, pre-existing condition periods, and vesting; (2) grant credit for and recognize all payments made by such Affected Employees under Seller's welfare benefit plans and programs, such as co-pays, as payments made under Purchaser's Plans which are welfare plans, for all purposes, including for purposes of satisfying deductibles and out-of-pocket maximums under Purchaser's Plans; and (3) waive any exclusions for pre-existing conditions under Purchaser's Plans that would result in a lack of coverage for any conditions for which the applicable Affected Employee would have been entitled to coverage under the corresponding plan, program or policy in which such Affected Employee was a participant immediately prior to commencement of participation in Purchaser's Plans;

         (c) Except as otherwise provided herein, Seller shall be solely responsible for all obligations and liabilities arising for acts or omissions occurring prior to the Transfer Time as well as those obligations and liabilities resulting from or relating to (i) the Seller's termination of any contracts of employment of Seller's employees; and (ii) the employment, layoff, and/or termination of employees by Seller as provided herein, including but not limited to (1) any obligation of Seller to continue to employ such person or to pay salaries, wages, bonuses, severance pay, vacation pay, pay in lieu of notice, leave of absence pay, workmen's compensation, or make contributions or payments to any health insurance plan, contributions or payments to any Benefit Plans or any other employee benefits; (2) any breach of express or implied employment contract between Seller and an employee of Seller; (3) any wrongful discharge claim by Seller's employees; (4) any breach of any provision of any Union Contracts for the period prior to the Transfer Time (other than any alleged breaches resulting from Purchaser's failure to assume any such Union Contract); or (5) other than with respect to the WARN Act, any other obligations, responsibilities or liabilities to Seller's laid off or terminated employees.

         (d) Seller agrees not to take any action within the ninety (90) day period prior to Closing that would result in an "employment loss," as that term is defined in the WARN Act.

         (e) Purchaser assumes all WARN Act obligations from Closing forward. In the event that within ninety (90) days of Closing, Purchaser fails to continue the employment of a sufficient number of Seller's former employees such that the total number of Seller's former employees suffer an "employment loss," as that term is defined in the WARN Act, or otherwise undertakes actions that lead to WARN Act liability, Purchaser shall indemnify, defend and hold the Seller and its Indemnitees harmless from any and all liabilities, costs, damages and/or expenses, including, without limitation, reasonable attorney's fees and costs, directly or indirectly attributable to such failure or the failure to take any required actions under the WARN Act and corresponding regulations.

         22.2 Seller's Indemnity Related to Employee Wage Claims. Seller shall indemnify and hold Purchaser harmless from any expense, loss, claim, demand, action, judgment, grievance, or award of any employee of the Business for matters or events arising or occurring prior to the Transfer Time, including but not limited to, claims for accrued wages, benefits, vacations, pensions (including those under multi-employer plans), overtime pay or other obligations to employees, except as such matters are included in the Assumed Liabilities. Seller shall be solely responsible for, and shall also indemnify and hold Purchaser harmless from, all obligations and liabilities (other than those relating to Purchaser's failure to assume the Union Contracts) arising prior to the Transfer Time under any union contracts or collective bargaining agreements in effect with respect to the operation of the Business that existed prior to the date of Closing or that arose as a consequence of the withdrawal of Seller from any Benefit Plans. The provisions of Section 23.16(c) shall apply to the indemnification set forth in this Section.

         22.3 Seller's Indemnity Related to Other Employee Related Claim. Except as set forth in Section 22.1(e), with respect to any National Labor Relations Board, Equal Employment Opportunity Commission, obligations to Nevada's State Industrial Insurance System, wrongful termination and/or other administrative agency claim or claims by any employee of Seller with respect to discrimination or damages of any kind, or any pending or unresolved grievances,

Seller shall be responsible for any damages of any kind, back pay or benefits that any such employee is entitled to or is awarded as a result of events occurring prior to the Transfer Time. Seller shall defend and be solely responsible for responding to any claims, charges or suits by any such employee alleging discrimination or other illegal conduct by Seller and shall indemnify and hold Purchaser harmless from any such claims, charges or suits and from any expense or attorneys' fees incurred by Purchaser in responding thereto. The provisions of Section 23.16(c) shall apply to the indemnifications set forth in this Section.

         22.4     Purchaser's Employment of Seller's Employees.

         (a) Seller shall provide to Purchaser at the due diligence rooms complete lists of employees as of the Effective Date including employees on leave or disability with their titles, hourly wages or salaries, benefit packages and years of employment working at the Business as of such date. Seller agrees to provide on Purchaser's request at Seller's place of business an updated list of the above information thirty (30) days prior to Closing.

         (b) Immediately after Closing, Seller will provide Purchaser with all human resources and personnel files, including but not limited to those stored electronically, on computer disk, microfiche, or in a HRIS software system related to those individuals Purchaser is obligated to assume employment for under Section 22.1. Purchaser agrees to retain said files for a period of ten (10) years after Closing.

         (c) Purchaser shall indemnify and hold the Seller and its Indemnitees harmless from any and all liabilities, costs, damages and/or expenses, including without limitation, reasonable attorney's fees and costs directly or indirectly arising from or relating to the acts or omissions of Purchaser or its Indemnitees in regard to its handling of matters pertaining to the transfer or management of the human resources and personnel files of Seller's employees as provided in

Section 22.4(b) above, including but not limited to those arising under the Fair Credit Reporting Act (FCRA), Health Insurance Portability and Accountability Act (HIPAA) and common law privacy tort claims.

         (d) Seller and its representatives shall have reasonable access during regular business hours to the aforementioned human resources and personnel files for legitimate business reasons, including litigation, tax and other matters. Seller is entitled to make copies of said files at Seller's expense. Seller shall indemnify and hold the Purchaser and its Indemnitees harmless from any and all liabilities, costs, damages and/or expenses, including without limitation, reasonable attorney's fees and costs directly or indirectly arising from or relating to the acts or omissions of Seller in regard to its handling of matters pertaining to the creation or management of the human resources and personnel files of Seller's employees prior to the transfer of such files to Purchaser as provided in Section 22.4(b) above, as well as Seller's acts or omissions in regard to Seller's access to such files subsequent to Closing, including but not limited to those arising under the Fair Credit Reporting Act (FCRA), Health Insurance Portability and Accountability Act (HIPAA) and common law privacy tort claims.

         (e) At Seller's expense, Purchaser shall also make available to Seller, without necessity of subpoena, current employees of the Purchaser who previously worked for Seller whose assistance is needed for litigation, tax, or other matters.

         22.5     (INTENTIONALLY OMITTED.)

         22.6 Pending Labor Arbitrations and Grievances of Seller. In the event there remain pending and unresolved at Closing any grievances under the terms of a collective bargaining agreement between Seller and any labor union, or discrimination complaints in any state or federal agency or court filed by employees or former employees of Seller, to the extent same fall within the provisions of Section 3.2, Purchaser agrees to assume liability for such claims. Seller shall make available to Purchaser all records in the possession of Seller and all witnesses employed by Seller which Purchaser reasonably believes are necessary or appropriate in connection with the handling or resolution of such matters. Seller agrees to cooperate with Purchaser in any other manner reasonably requested by Purchaser for the satisfactory resolution of such matters.

         22.7 COBRA. Purchaser shall provide continuation coverage in accordance with Section 4908B of the Code to each former employee of Seller (and each of their qualified beneficiaries) and to each Affected Employee (and each of their qualified beneficiaries) who, as of the Closing Date, is receiving or is eligible to elect to receive such continuation coverage and to each Affected Employee (and each of their qualified beneficiaries) who is eligible for such continuation coverage on or after the Closing Date, including as a result of the consummation of the transactions contemplated hereby.

         22.8 401(k) Plan. Purchaser may, but is not obligated, to establish a Section 401(k) plan for non-bargaining employees and agrees to permit such employees to transfer their assets in Seller's qualified Section 401(k) plan to any such plan of Purchaser.

         22.9     Assumption of Collective Bargaining Agreements

         Purchaser agrees to assume any and all collective bargaining agreements between the Seller and entities representing Seller's employees that are in effect at the time of Closing. Purchaser will also provide a written assumption for each collective bargaining agreement to Seller at Closing as well as those collective bargaining agreements that are expired and being honored at the Transfer Time.

         22.10 Optional Exemption from Withdrawal Liability Multi-employer Pension Plans

         On or before Closing, Seller shall request, and upon receiving shall promptly furnish to Purchaser, written representations from all Multi-Employer Plans, as that term is defined by Section 3(37) of ERISA, subject to the provisions of Title IV of ERISA to which the Seller contributes with respect to any of the Businesses advising Seller of its potential withdrawal liability with respect to each Multi-employer Pension Plan as of the most recent date practicable before Closing. As of Closing, Purchaser shall be substituted for Seller as the contributing employer under each Multi-employer Pension Plan to which Seller contributes with respect to the Businesses. Purchaser agrees that:
(i) from and after Closing to contribute to any Multi-employer Pension Plan subject to Title IV of ERISA with respect to the Businesses for substantially the same number of contribution base units for which the Seller had an obligation to contribute to the Multi-employer Pension Plan, as required by
Section 4204(a)(1)(A) of ERISA; (ii) to provide to the respective Multi-employer Pension Plan for the period required by Section 4204(a)(1)(A) of ERISA a bond or other security permitted by such section in the amount required by such section, or to obtain a variance from such requirement by the end of the first plan year subsequent to Closing; and (iii) otherwise comply with the obligations of "purchaser" under Section 4204 of ERISA. The Seller agrees that it will: (i) assume the secondary liability to the Multi-employer Pension Plan contemplated by Section 4204 (a)(1)(C) of ERISA in the event and to the extent provide for in that section; and (ii) otherwise comply with the obligations of a "seller" under section 4204 of ERISA. The Purchaser agrees to indemnify and hold the Seller harmless from any other liability, cost, expense or damage suffered or incurred by the Seller (including secondary liability pursuant to the foregoing) in connection with any withdrawal, whether partial or complete, or contribution default occurring after Closing under any Multi-employer Pension Plan and ERISA Sections 4203 or 4205. Seller agrees to cooperate with Purchaser if Purchaser seeks to obtain a variance from the bonding requirements as described above.

ARTICLE 23.  MISCELLANEOUS.

         23.1 Entire Agreement. This Agreement (and the Schedules) shall be deemed to be the complete and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings or other agreements or statements between the parties and/or their representatives.

         23.2 Notices. All notices required, permitted, or given pursuant to the provisions of this Agreement shall be made in writing, and either (i) hand delivered, (ii) delivered by certified mail, postage prepaid, return receipt requested, (iii) delivered by an overnight delivery service, or (iv) delivered by facsimile machine followed within twenty-four (24) hours by transmittal under options (i), (ii) or (iii) addressed as follows:

         If To Seller:     John D. Gaughan
                           600 East Fremont
                           Las Vegas, NV 89101

         with copies to:

         a)       Union Plaza
                  c/o Joe Woody
                  P.O. Box 760
                  Las Vegas, NV 89125

         b)       Exber, Inc.
                  c/o Gary Botsford
                  107 North 6th Street, (3rd Floor)
                  Las Vegas, NV 89101

         c)       Gaughan South
                  c/o Mike Nolan
                  400 Ogden
                  Las Vegas, NV 89101

         with copies as to all Seller Entities to:

                  Ike Lawrence Epstein
                  Beckley Singleton
                  530 Las Vegas Blvd. South
                  Las Vegas, NV 89101-9447

                  Bruce A. Leslie
                  Leslie & Campbell
                  530 Las Vegas Blvd. South, 4th Floor
                  Las Vegas, NV 89101

         If To Purchaser:       Barrick Corporation
                                501 S. Rancho Drive, Suite I-66
                                Las Vegas, NV 89106
                                Attn:  Phillip Flaherty

         with copies to:

                  D. W. Barrick
                  4336 E. Beck Lane
                  Phoenix, AZ 85032

                  Stephen A. Crystal             Armstrong Teasdale, LLP
                  8504 Lynwood Place             2345 Grand Blvd., Suite 2000
                  Chevy Chase, MD  20815         Kansas City, MO  64108
                                                 Attn:  Stephen A. Crystal

         Notices shall be deemed delivered (i) on the date that is four (4) calendar days after the notice is deposited in the U. S. mail (not counting the mailing date), if sent by certified mail, (ii) on the date the hand delivery is made, if hand delivered, (iii) on the date the transmission is made, if delivered by facsimile machine, or (iv) on the date that the notice is delivered by an overnight delivery service, if given by an overnight delivery service. The addresses given above may be changed by any party by notice given in the manner provided herein.

         23.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any conflicts of law.

         23.4     Survival.

                           (a) All covenants, agreements and indemnities contained herein shall survive the execution of this Agreement, the Closing, the delivery and recordation of the Deeds and the transfer of title to the Real Estate, all other Assets and the Gaming Assets.

                           (b) All representations and warranties contained herein shall survive the execution of this Agreement, the Closing, the delivery and recordation of the Deeds and the transfer of title to the Real Estate, all other Assets and the Gaming Assets for a period of six (6) months after the closing of Escrow. CLAIMS FOR LOSSES COVERED BY OR ARISING OUT OF BREACH OF WARRANTY OR INACCURATE OR ERRONEOUS REPRESENTATION, INCLUDING CLAIMS MADE PURSUANT TO THE INDEMNITY PROVISIONS WITH RESPECT TO SUCH REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT MAY BE MADE ONLY BY WRITTEN NOTICE GIVEN WITHIN THE AFORESAID SURVIVAL PERIOD.

         23.5 Successors and Assigns. Seller may not assign this Agreement or any interest herein (by operation of law or otherwise) to any other person without the prior written consent of Purchaser. Purchaser may assign this Agreement only to an Assignee or Designee. All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment or transfer permitted hereunder shall relieve any such assignor or transferor of any of its obligations hereunder and any assignee or transferee shall assume in writing (which writing shall be in form reasonably satisfactory to Seller) all of the undertakings of assignor or transferor under this Agreement.

         23.6 Closing Costs. Seller and Purchaser shall each bear their respective costs of negotiating and completing this transaction, including attorneys' and accountants' fees. The fees charged by Escrowee, and any and all recording fees, shall be paid one-half by Seller and one-half by Purchaser. All real property transfer fees, and documentary taxes or fees shall be paid by Seller. All personal property transfer taxes or fees shall be paid by Seller. Seller and Purchaser, on or before the Closing Date, shall each deposit with Escrowee in immediately available funds on or prior to the Closing Date an amount sufficient to cover each party's costs set forth herein.

         23.7 Attorneys' Fees. Should an action be instituted by either of the parties hereto in any court of law or equity pertaining to the enforcement of any of the provisions of this Agreement, the prevailing party shall be entitled to recover, in addition to any judgment or decree rendered therein, all court costs and reasonable attorneys' fees and expenses.

         23.8 No Party Deemed Drafter. The parties agree that neither party shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law or equity, such court shall not construe this Agreement or any provision hereof against either party as the drafter of the Agreement. Seller and Purchaser, and each of them, acknowledging that both parties hereto have contributed substantially and materially to the preparation hereof.

         23.9 Amendments. This Agreement shall not be modified except by an instrument in writing signed by the parties hereto.

         23.10 Time of the Essence. The parties hereto agree that time is of the essence, including, without limitation, the time and date on which all payments of money or deliveries of documents are required.

         23.11 Further Assurances. From time to time, at the request and expense of the requesting party, whether prior to, at or after the Closing, and without further consideration and without increasing any party's obligations hereunder, each party agrees to and shall execute and deliver such further instruments and take such other action as the requesting party may reasonably request in order to effectuate the transactions set forth herein.

         23.12 Headings. All of the Article and Section headings herein are inserted for convenience only and shall have no meaning for purposes of this Agreement.

         23.13 Non-Waiver. No delay or omission or exercise of a right or remedy accruing to Seller on any breach or default by Purchaser shall impair any such right or remedy, and the same shall not be construed to be a waiver of any such breach or default. No delay or omission in the exercise of a right or remedy accruing to Purchaser on any breach or default by Seller shall impair any such right or remedy, and the same shall not be construed to be a waiver of any such breach or default. Any waiver must be in writing and executed by all the parties hereto and shall be effective only to the extent specifically allowed by such writing.

         23.14 No Third Party Benefited. No term or provision of this Agreement is intended to be, nor shall any term or provision of this Agreement be, for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder.

         23.15 Limited Assumption of Seller's Liabilities. Purchaser is not to be deemed a successor of Seller. It is understood that Purchaser will only be acquiring the Total Assets pursuant to the terms of this Agreement, and it is expressly understood and agreed that Purchaser is not assuming or agreeing to assume any liability or obligation whatsoever of Seller, except as expressly agreed to by Purchaser in this Agreement.

         23.16    Indemnification.

                           (a) Seller's Indemnification of Purchaser. Notwithstanding any investigations made by or on behalf of Purchaser prior to Closing, Seller agrees to indemnify, defend and hold Purchaser, its successors and assigns, and their respective directors, officers, affiliates, shareholders, employees and agents (individually a "Purchaser Indemnitee" and collectively the "Purchaser Indemnitees") harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable expense of investigation, reasonable attorneys' fees and costs) arising out of or attributable to: (i) third-party claims with respect to the Total Assets, the Businesses, the Real Estate, the Assumed Contracts, and arising from events occurring prior to the Transfer Time unless such is expressly assumed by Purchaser in this Agreement; (ii) the Excluded Assets; (iii) all liabilities of Seller of any nature, whether accrued, absolute, contingent or otherwise, except those expressly assumed by Purchaser pursuant to this Agreement; (iv) any material breach of Seller's warranties or representations contained herein (except as otherwise provided for in Section 15.2(h) hereof); (v) breach of any covenant by Seller; (vi) all liabilities and obligations arising from or related to the Assumed Contracts to be performed before the Transfer Time;
                  (vii) all liabilities and obligations for labor and materials furnished to the Real Estate prior to the Transfer Time;
                  (viii) the Star Agreements, unless expressly assumed by Purchaser as provided herein; (ix) liability under, violation of or non-compliance with any Laws other than Hazardous Waste Laws by Seller relating to the Businesses prior to the Transfer

                  Time; (x) Seller's and its agents' post-closing presence and/or activities on the Real Estate in connection with the matters set forth in Article 16; (xi) any liability as of the Transfer Time which is a Retained Liability; (xii) any liability of the Seller as of the Transfer Time which is not a Permitted Title Exception; and (xiii) the financial support services rendered pursuant to Section 19.2 hereof.

                           (b) Purchaser's Indemnification of Seller. Purchaser agrees to indemnify, defend and hold Seller, its successors and assigns, and their respective directors, officers, affiliates, shareholders, employees and agents (individually a "Seller Indemnitee" and collectively the "Seller Indemnitees") harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable expense of investigation, reasonable attorney's fees and costs) arising out of or attributable to: (i) the Total Assets, the Businesses, the Real Estate, the Assumed Contracts, the Retained Liabilities and the Assumed Liabilities, and arising from events occurring after the Transfer Time except as otherwise provided herein;
                  (ii) all liabilities of Purchaser and all liabilities of Seller expressly assumed by Purchaser pursuant to this Agreement of any nature, whether accrued, absolute, contingent or otherwise; (iii) any material breach of any of Purchaser's representations and warranties contained herein; or (iv) breach of any covenant by Purchaser; (v) any activities of Purchaser, its agents, employees, representatives or contractors upon the Real Estate in connection with the exercise by Purchaser of its rights under Section 10.1 or
                  Section 10.8; (vi) Purchaser's entry onto the Real Estate;
                  (vii) the presence on the Premises and the activities of Purchaser's employees who are referred to in Section 10.24;
                  (viii) all
                  liabilities and obligations arising from or related to the Assumed Contracts which arose from events or matters occurring subsequent to the Transfer Time; (ix) all liability for labor and materials furnished to the Real Estate subsequent to the Transfer Time; (x) all liability for Star Agreements assumed by Purchaser which arise from or relate to events or matters occurring subsequent to the Transfer Time; (xi) all liability under, violation of or non-compliance with any Laws by Purchaser arising from or relating to matters or events arising or occurring subsequent to the Transfer Time.

                           (c) Indemnification Procedure As To Third Party Claims. Promptly after a Purchaser Indemnitee or a Seller Indemnitee (individually an "Indemnitee") obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this
                  Section 23.16 as a "Claim"), in respect of which an Indemnitee is entitled to indemnification under any Section of this Agreement, such Indemnitee shall notify the indemnitor under this Agreement (the "Indemnitor") of such Claim in writing, provided, however, that any failure to give such notice (i) will not waive any rights of the Indemnitee except to the extent that the rights of the Indemnitor are prejudiced thereby and (ii) will not relieve the Indemnitor of its obligations as hereinafter provided in this Section 23.16 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnitee to the Indemnitor, the Indemnitor shall, subject to the provisions of the following paragraph of this Section 23.16, promptly assume and control the defense and settlement of such Claim with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's sole risk and expense, provided, however, that the Indemnitee
                  (i) shall be permitted to join in the defense and settlement of such Claim (subject to the Indemnitor's control) and to employ counsel at its own expense; (ii) shall cooperate with the Indemnitor in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitor; and (iii) shall have the right to pay or settle such Claim at any time in which event the Indemnitee shall be deemed to have waived any right to indemnification therefore by the Indemnitor.

         If the Indemnitor fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume the defense and settlement of such Claim, provided, however, that the Indemnitor shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, the Indemnitor shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee.

         As used in this Section 23.16, the term Indemnitee shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnitee may be involved.

         23.17 Knowledge. Whenever in the course of the representations, warranties and covenants of Seller set forth in this Agreement reference is made in connection with any matter to the best of Seller's knowledge, or to Seller's knowledge, or known to Seller, or of which Seller has knowledge, or similar terms, Purchaser understands and intends that such reference shall be deemed to include only those matters within the actual knowledge of Seller's directors and the following officers and departmental heads: Gary Botsford, Joe Woody, Mike Nolan, Brady Exber, Johnny Jones, Don Dobson, Alan Abrams.

         23.18 Publicity. Neither Purchaser or Seller, their employees or representatives, shall make any public disclosure, comment, statement or communication of any sort regarding the transactions contemplated in this Agreement nor any of the terms, conditions or other aspects of the proposed transactions. Any announcement regarding the transactions between the parties shall only be made at such time as mutually agreed to between the parties and the parties shall mutually agree on the content of any such announcement. Neither party, however, shall be restrained, after consultation with the other, from making such disclosure as it shall be advised by counsel it is required by law (whether the laws of the United States or another country) or by the applicable regulations of any stock exchange to make.

         23.19 Counterparts. This Agreement may be executed in any number of counterparts, which when so executed and delivered shall be deemed an original, and such counterparts shall constitute one and the same Agreement.

         23.20 Severability. The invalidity or unenforceability of any one or more of the provisions of this Agreement or the Schedules hereto shall not affect the validity or enforceability of any of the other provisions of this Agreement.

         23.21 Schedules. The Schedules attached hereto are hereby incorporated by reference herein and made a part hereof as if fully rewritten or reproduced herein.

         23.22 Execution By Both Parties. This Agreement shall not become effective and binding until fully executed and delivered by all parties ("Effective Date"). The submission of draft(s) of this Agreement or comment(s) on such draft(s) does not constitute an offer to purchase or sell the Total Assets on the terms and conditions of this Agreement or any other terms and conditions.

         23.23 Procedures for Estimating of Costs of Work. Whenever a provision of this Agreement requires that any cost or expense be estimated (unless such provision contains another mechanism for estimating such cost or expense), the parties shall utilize the procedure set forth in this Section
23.23. First, the parties shall attempt, in good faith, to agree upon the amount to be estimated. If the parties cannot so agree within five (5) business days of either party's receipt of written notice from the other ("Start Date"), each party shall select a qualified contractor or other appropriate expert qualified in the subject matter of the item to be estimated and shall immediately notify each other of the name thereof. Said contractors or experts shall, within two
(2) additional business days select a third similarly qualified contractor or expert. All three such parties shall, within five (5) business days thereafter submit to Seller and Purchaser their best estimates of such cost or expenses. The average of the two closest estimates shall be binding on Purchaser and Seller.

         23.24 Confidentiality. Except as and to the extent required by law, Purchaser shall not disclose or use, and it shall cause its representatives not to disclose or use, any Confidential Information (as defined below) with respect to the Seller furnished, or to be furnished by Seller, or its respective agents to Purchaser or its representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the transaction. For purposes of this Paragraph, "Confidential Information" means any information about the Seller stamped "confidential" or identified in writing as such to Purchaser by Seller; provided that it does not include information which Purchaser can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by Purchaser, or (i) is obtained by

Purchaser from a source other than Seller, provided that such source was not bound by a duty of confidentiality to Seller or another party with respect to such information.

ARTICLE 24.  MEMORANDUM

         Concurrently with the execution of this Agreement, the parties shall execute a Memorandum of Purchase and Sale Agreement, in the form of Schedule 24, and shall record the same in the records of the County Recorder, Clark County, Nevada. The real property encumbered thereby shall be the Real Estate.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

SELLER:

EXBER, INC.                         UNION PLAZA HOTEL & CASINO, INC.

/s/ John D. Gaughan                 /s/ John D. Gaughan
-------------------                 -------------------
By:  John D. Gaughan                By:  John D. Gaughan
Its: President                      Its: President

UNION PLAZA OPERATING COMPANY GAUGHAN SOUTH CORP.

/s/ John D. Gaughan                 /s/ John D. Gaughan
-------------------                 -------------------
By:  John D. Gaughan                By:  John D. Gaughan
Its: President                      Its: President

PURCHASER:

BARRICK CORPORATION

/s/ Stephen A. Crystal
----------------------
By:  Stephen A. Crystal
Its: President and General Counsel

                                  SCHEDULE 2.5

                   OPTION AGREEMENT AND RIGHT OF FIRST REFUSAL
                               TO ACQUIRE PROPERTY

         This Agreement is made as of the 6th day of December, 2002, ("Effective Date") by and between Barrick Gaming Corporation, its designees or assignees (collectively "Barrick") whose address is 501 S. Rancho Drive, Suite I-66, Las Vegas, NV 89106, and Exber, Inc. ("Exber") whose business address is c/o Gary Botsford, 107 North 6th Street, 3rd Floor, Las Vegas, NV 89101, and John D. Gaughan

         WHEREAS, Barrick has expressed its interest in acquiring the real property commonly known as the El Cortez Hotel and Casino and the Ogden Hotel which are legally described as set forth in Exhibit A hereto ("Real Estate") together with all personal property and gaming equipment located within and used in the operations of the El Cortez Hotel and Casino and the Ogden Hotel; and

         WHEREAS, Exber, Barrick and others have simultaneously entered into an Agreement of Purchase and Sale and an Agreement as to Voting Shares under which Exber has contracted to sell and Barrick has contracted to buy certain other real and personal property of Exber and related persons used in the gaming business ("Purchase Transaction"); and

         WHEREAS, this Agreement is entered into as part of the Purchase Transaction and is conditioned on the Purchase Transaction closing.

         NOW, THEREFORE, in consideration of the mutual premises and promises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Right of First Refusal.

         a) Exber hereby grants to Barrick the right of first refusal to acquire ("Right of First Refusal") the real property described in Exhibit A hereto (Exhibit E of the LOI) and the personal property including gaming equipment identified in Exhibit B hereto (Schedule 7 of the LOI) (collectively consisting of 5 pages) which shall be referred to collectively hereafter as the EC Property. Catagories or line items with lines drawn through them are excluded from the sale, the designation "PR" means prorated at Closing.

         b) This Right of First Refusal shall be exercisable in the event Exber receives and desires to accept a bona fide offer for the purchase, conveyance, assignment or other transfer of the EC Property (but excluding any lending transaction) ("Proposed Transfer") from a third party unaffiliated with Exber, John D. Gaughan, Union Plaza Hotel and Casino, Inc., Union Plaza Operating Company, Inc. or Gaughan South Corp. (hereinafter "Offeror")

         c) In the event Exber receives a Proposed Transfer offer, Exber shall have ten (10) days from its determination to accept the Proposed Transfer offer to notify Barrick of the Proposed Transfer and to simultaneously therewith provide Barrick with the form of agreement the proposed buyer is offering that will be legally binding upon Barrick's execution and delivery, that contains all material terms, conditions and provisions of the Proposed Transfer acceptable to Exber, but excluding the offeror's identity (collectively the "Notice of Sale").

         d) Barrick shall have a period of thirty (30) days from the date of receipt of the Notice of Sale to deliver to Exber Barrick's written notice of its intent to exercise its Right of First Refusal to acquire the EC Property. Simultaneously with providing notice of its intent to exercise its Right of First Refusal, Barrick shall also delivery to Exber Barrick's (its Assignee's or Designee's as defined hereafter) fully executed, authorized and legally binding acceptance of Exber's offer to sell the EC Property on the same terms and conditions as the Proposed Transfer, which shall include representations and warranties by Exber and Barrick in substantially the same as the representations and warranties contained in the Proposed Transfer. Barrick shall also, at such time as it delivers its notice of intent to exercise its Right of First Refusal and its acceptance of the offer, pay to Exber an amount equal to any deposit offered by the Offeror pursuant to the terms of the Proposed Transfer.

         e) Barrick shall have a period of thirty (30) days from the date of its receipt from Exber of all due diligence materials and information which Exber provided to the Offeror (but if not all due diligence materials are delivered at the same time to Barrick then 30 days from the delivery to Barrick of the last of the due diligence materials and information, including a preliminary title report pertaining to the Real Estate issued by Exber's title insurer) to conduct its due diligence investigation into the purchase of the EC Property under its Right of First Refusal. Exber shall provide Barrick with all and identical due diligence materials and information which the Offeror under the Proposed Transfer requested and/or received.

         f) The purchase price for the EC Property in the event Barrick exercises its Right of First Refusal as provided herein shall be the same amount payable on the same terms as the Proposed Transfer, notwithstanding the above in no event shall the purchase price paid by Barrick be less than Twenty Million Dollars ($20,000,000).

         g) Closing on the purchase of the EC Property under the Right of First Refusal shall occur on the same time table as that provided in the Proposed Transfer.

2.       Option to Purchase.

         a) Exber hereby grants to Barrick an option to acquire the EC Property ("Option") on the terms and conditions set forth below.

         b) The Option shall be exercisable upon the occurrence of either of the following (collectively "Option Event"):

                  (i)   the death of John D. Gaughan; or

                  (ii) the sale, conveyance, assignment or other transfer (excluding estate planning and loan transactions) of a majority (more than fifty percent (50%)) of the equity interest of Exber, Inc. owned by John D. Gaughan as of the Effective Date of this Agreement to an unrelated or unaffiliated third party ("Stock Transfer").

         c) Upon the happening of an Option Event, Exber shall have ten (10) days to notify Barrick of the occurrence of the Option Event ("Notice of Option Event").

         d) Barrick shall have a period of thirty (30) days from Barrick's receipt of the Notice of Option Event to provide Exber with Barrick's written notice of its intent to exercise its Option to acquire the EC Property ("Notice Exercising Option"). Simultaneously with providing to Exber Barrick's Notice Exercising Option, Barrick shall also deliver to Exber a deposit of Eighty Thousand Dollars ($80,000) which shall be non-refundable. The terms and conditions of the Option shall be on substantially the same terms and conditions as those contained in the Agreement for Purchase and Sale between Exber, Inc., Union Plaza Hotel and Casino, Inc., Union Plaza Operating Company, Inc. and Gaughan South Corp. and Barrick pertaining to the Union Plaza Hotel & Casino, Las Vegas Club Hotel & Casino, Gold Spike Hotel & Casino and Western Hotel & Casino ("Initial Purchase Agreement").

         e) The purchase price to be paid by Barrick to Exber, Inc. when exercising the Option for the EC Property shall be an amount equal to five times the average annual earnings before interest, tax, depreciation, and amortization ("EBIDTA") realized by Exber, Inc. on the EC Property for the previous three (3) years ending on the date of the Notice of Option Event, but in no case shall the price paid be less than Twenty Million Dollars ($20,000.000). The purchase price shall be paid in cash (immediately available funds) at the time of closing.

         f) Barrick shall receive from Exber due diligence information consistent with the Seller's obligations to provide the due diligence material under the Initial Purchase Agreement which shall be provided within thirty (30) days after the delivery of Barrick's Notice Exercising Option to Exber. Barrick shall have a period of thirty (30) days from the date of delivery of those due diligence materials by Exber, including a preliminary title report for the Real Estate from Exber's title insurance company (or 30 days from the date of delivery of the last of the due diligence materials if all the requested materials, including the preliminary title report, are not delivered on a single date) to conduct its due diligence investigation into the EC Property. g) Closing shall occur within nine (9) months from the date Barrick receives the Notice of Option Event and there shall be no extensions except by the mutual consent of both Exber and Barrick.

3.       Term.

         Both the Right of First Refusal and the Option shall have a term of Fifteen (15) years from the date of Closing under the Initial Purchase Agreement unless any of the following events occur, in which case, both the Option and the Right of First Refusal shall be immediately terminated:

         a) a transfer of the EC Property to the Offeror pursuant to the terms of the Proposed Transfer as a result of Barrick not exercising its Right of First Refusal as provided herein;

         b) Barrick's failure to timely exercise its Option after receipt of Notice of Option Event;

         c) the Union Plaza Hotel and Casino, the Western Hotel and Casino, the Gold Spike Hotel and Casino or the Las Vegas Club Hotel and Casino (collectively "Originally

             Acquired Properties"), or any one of them, being no longer owned by Barrick, or its Assignees or Designees (as defined in the Initial Purchase Agreement) determined as of that Closing;

         d) Barrick attempts to transfer or assign its rights under this Agreement except as permitted in this Agreement;

         e) the shareholders of the entity(ies) taking title to the Originally Acquired Properties at the time of Closing under the Initial Purchase Agreement (or their family members), cease to control (as defined under the definition of Assignees or Designees in the Initial Purchase Agreement) those entity(ies);

         f) Barrick exercises its Option or Right of First Refusal and then breaches or defaults in the performance of its obligations under its agreement to acquire the EC Property either by Option or Right of First Refusal;

         g) Barrick materially breaches the terms of the Initial Purchase Agreement;

         h)  the Initial Purchase Agreement terminates for any reason; or

         i) the termination of the Agreement as to Voting Shares of Stock of Exber, Inc. and Union Plaza Hotel and Casino, Inc. which is executed simultaneously hereto.

4.       Assignment.

         Barrick, if it completes Closing of the Initial Purchase Agreement, shall have the right to transfer or assign the Option and the Right of First Refusal granted hereunder to an entity controlled by Barrick, its Assignees and Designees at any time thereafter during the term of this Agreement. Any other or different type of transfer or assignment by Barrick of the rights granted by reason of this Agreement shall be prohibited.

5.       Permitted Transfers.

         Notwithstanding anything contained herein to the contrary, John D. Gaughan shall be permitted to transfer his equity interest in Exber without creating an Option Event or a Proposed Transfer if such transfer is made for gaming requirements or for estate planning purposes or is made to persons who would thereafter hold such equity interests in a fiduciary capacity (collectively "Permitted Transfer").

         a) The parties hereto agree that Barrick shall be provided written notice by Exber of each and every Permitted Transfer within ten
             (10) days of its occurrence. Such notice shall include the name of the transferee, the number of shares and the percentage interest transferred, the purpose of the Permitted Transfer and the relationship of the transferee to John D. Gaughan.

         b) It is further agreed by the parties hereto that each Permitted Transferee shall take such equity interest subject to Barrick's Option and Right of First Refusal so that Barrick shall still have its Right of First Refusal and its Option rights for the full 15 year term of this Agreement. John D. Gaughan and Exber represent and warrant that each Permitted Transferee will be required to acknowledge in writing that it is accepting the Permitted Transfer of Exber equity interest from John D. Gaughan subject to Barrick's Right of First Refusal and Option and that a copy of each such acknowledgment will be delivered to Barrick simultaneously with the notice of the Permitted Transfer as provided in Section 5. a) hereof.

         c) In the event one or more Permitted Transferees sell or transfer their Exber equity interest to unaffiliated third parties then Exber shall provide written notice to Barrick of the sale or transfer to such third party within ten (10) days of such sale or transfer. If sufficient equity interests in Exber are sold or transferred to unaffiliated third parties which interests collectively equal more than fifty-percent (50%) of the equity interest John D. Gaughan owned in Exber as of the Effective Date of this Agreement (in one or more transactions), then such sale(s) or transfers to unaffiliated third parties by the Permitted Transferees shall also result in the happening of an Option Event. In such a case, Barrick shall have the right to exercise its Option to purchase the EC Property from Exber on the same terms and conditions as provided in Section 2 hereof.

         d) It is hereby acknowledged and agreed that in the event John D. Gaughan does make Permitted Transfers of his equity interests in Exber that Barrick's Option may still be exercised in the event of John D. Gaughan's death, regardless of any previous Permitted Transfers.

6.  Reorganization.

         Notwithstanding anything herein to the contrary, Seller may reorganize its share ownership and/or corporate structure by merger, spin-off, split-off, split-up, distribution or dividend (cash, in-kind, stock), the formation of subsidiaries or affiliates, or otherwise, to facilitate the sale for tax planning, gaming, proceeds distribution to shareholders, or other purposes, so long as Buyer's purchase of the Businesses, the El Cortez Hotel, or the Property is not materially affected and the transferee takes subject to Buyer's rights herein. Any reorganization that is taken in response to any gaming authority/regulatory requirement, regulation or investigation shall be permitted.

7.  Authority and Consent.

         a) John D. Gaughan represents and warrants that he has the full legal right, power and authority to execute this Agreement and to contract for the transactions contemplated by the terms of this Agreement;

         b) The execution and delivery of this Agreement by Exber has been duly authorized, and Exber has all the right, power and authority to perform its obligations hereunder, including the approval of its shareholders and board of directors;

         c) Exber and John D. Gaughan specifically acknowledge and consent to the sale and transfer of the EC Property to Barrick, its Assignees or Designees upon the occurrence of the events described herein. John D. Gaughan also acknowledges and consents that in the event Barrick exercises its Option that Barrick will be purchasing the EC Property from Exber and not John D. Gaughan's equity interest therein and that the proceeds from the sale of the EC Property will be paid directly to Exber and not to John D. Gaughan or any transferee of his equity interests;

         d) Exber represents and warrants that the EC Property is not currently subject to any other option, right of first refusal, purchase contract or any other agreement which grants to any third party any right to acquire an interest, whether legal or equitable, in the EC Property;

         e) Exber represents and warrants that the execution and delivery of this Agreement by them and the consummation of the transactions contemplated hereby will not result in a default, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or contract to which Exber is a party, by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the EC Property;

8.  Miscellaneous Provisions.

         a) The parties shall pay all their own expenses incurred in connection with the preparation, negotiation and consummation of this Agreement and the transactions contemplated herein.

         b) This Agreement shall be binding on and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, representatives, successors and assigns.

         c) All notices required hereunder shall be in writing and shall be given by delivery, by mail ( registered or certified, postage prepaid, return receipt requested), by overnight express delivery, prepaid, with a signed receipt or by hand delivery to the respective parties as follows:

                  If to Exber:
                           c/o Gary Botsford
                           107 North 6th Street, (3rd Floor)
                           Las Vegas, NV 89101

                  If to John D. Gaughan:
                           John D. Gaughan
                           600 East Fremont
                           Las Vegas, NV 89101

         with copies as to all Seller Entities to:
                  Ike Lawrence Epstein
                  Beckley Singleton
                  530 Las Vegas Blvd. South
                  Las Vegas, NV 89101-9447

                  Bruce A. Leslie
                  Leslie & Campbell
                  530 Las Vegas Blvd. South, 4th Floor
                  Las Vegas, NV 89101

                  If to Barrick:
                           Barrick Corporation
                           501 S. Rancho Drive, Suite I-66
                           Las Vegas, NV  89106
                           Attn: Phil Flaherty

                  With copies to:
                           D. W. Barrick
                           4336 E. Beck Lane
                           Phoenix, AZ 85032

                           Armstrong Teasdale LLP         Stephen A. Crystal
                           2345 Grand, Suite 2000         8504 Lynwood Place
                           Kansas City, MO  64108         Chevy Chase, MD  20815
                           Attn: Stephen A. Crystal

         d) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard to its principals of conflict of laws.

         e) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         f) None of the parties hereto nor their employees or representatives, shall make any public disclosure, comment, statement or communication of any sort regarding the transactions contemplated in this Agreement nor any of the terms, conditions or other aspects of the proposed transactions. Any announcement regarding the transactions between the parties shall only be made at such time as mutually agreed to between the parties and the parties shall mutually agree on the content of any such announcement. No party, however, shall be restrained, after consultation with the others, from making such disclosure as it shall be advised by counsel it is required by law (whether the laws of the United States or another country) or by the applicable regulatory agencies to make.

         g) This Agreement is subject to all applicable gaming laws and any compliance, reporting requirements, consent or approvals required under Nevada Law, by the Nevada Gaming Authorities, and under the Gaming Control Act and rules, regulations or interpretations thereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first noted above.

         EXBER:                       Exber, Inc., a Nevada corporation

                                      /s/ John D. Gaughan
                                      -------------------
                                      By:  John D. Gaughan
                                      Its: President

         JOHN D. GAUGHAN:             /s/ John D. Gaughan
                                      -------------------

         BARRICK:                     Barrick Corporation, a Nevada corporation

                                      /s/ Stephen A. Crystal
                                      ----------------------
                                      By:  Stephen A. Crystal
                                           Its: President and General Counsel

                             LIST OF EXHIBITS*

EXHIBIT A              Business Premises

EXHIBIT B              Coast Associated Equipment

                             LIST OF SCHEDULES*

SCHEDULE 2.2(a)(i)     Legal Description of Real Property

SCHEDULE 2.2(a)(ii)    Leased Fixtures

SCHEDULE 2.2(d)        Water Permits

SCHEDULE 2.2(g)        Trademarks, Tradenames, Ficticious Firm Names

SCHEDULE 2.2(k)        Motor Vehicles

SCHEDULE 2.4(c)        Excluded Computer Software/Hardware

SCHEDULE 2.4(d)        Excluded Assets

SCHEDULE 2.4(k)        Intra/Inter Company Liabilities and El Cortez Receivables

SCHEDULE 2.4(l)        Schedule 2,3,4 & 5 of the LOI

SCHEDULE 2.4(o)        Personal Property Retained by Seller

SCHEDULE 2.5           Option Agreement

SCHEDULE 3.1(a)(i)     Assumed Contracts

SCHEDULE 3.1(a)(vi)    Premises Leases

SCHEDULE 3.3           Assumed Contracts which Require Payment of More than $25,000

SCHEDULE 5.7(b)(iv)    Inspection Period/Litigation Period/Litigation and Claims

SCHEDULE 6.1(l)        All Personal Property Leased by Seller

SCHEDULE 6.1(m)        Infrastructure Disclosure

SCHEDULE 6.1(n)        Hazardous Substance Disclosure

SCHEDULE 6.1(r)        Litigation, Investigations

SCHEDULE 6.1(o)        Litigation

SCHEDULE 6.1(q)(i)     Environmental Study

SCHEDULE 6.1(q)(ii)    Structural Defects

SCHEDULE 6.1(a)(iii)   Building and Improvements

SCHEDULE 6.1(r)        Trademark Infringement

SCHEDULE 6.1(r)        Administrative Investigations

SCHEDULE 6.1(aa)       Order having Material Adverse Effect

SCHEDULE 6.1(ff)       Arbitrations/Grievance

SCHEDULE 6.1(hh)       Employee Contracts

SCHEDULE 6.1(kk)       Star Agreements

SCHEDULE 8.1(a)(i)     Permitted Title Exceptions

SCHEDULE 8.1(a)(ii)    Objected Exceptions

SCHEDULE 9.2(i)        Added, Renewed/Extended Leases

SCHEDULE 10.11         Deposits under Leases

SCHEDULE 10.14         Estoppel Certificate Form

SCHEDULE 22.1(a)       Employees Excluded From Being Hired

SCHEDULE 24            Memorandum

* Except for Schedule 2.5 to the Agreement of Purchase and Sale, the Exhibits and Schedules are not filed as exhibits herewith. The Filer hereby agrees to furnish supplementally a copy of any omitted Exhibits or Schedules upon the request of the Commission.